Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

American Antimony Corporation

(dba Xtra Energy Corporation)

(Exact Name of Registrant as Specified in Charter)

Wyoming	99-1863522
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10900 Research Blvd. Suite 160C Austin TX	78759
(Address of Principal Executive Offices)	(Zip Code)

(512)-412-3636

Email: compliance@americanantimony.com

Registrant’s telephone number, including area code

With a copy to:

Thomas Cook Esq.

Thomas C Cook, Ltd

10470 W. Cheyenne Avenue, Suite 115

Las Vegas NV, 89129

(702) 524-9151

tccesq@aol.com

Securities to be registered under Section 12(g) of the Exchange Act:

Common Stock, par value $0.0001 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. Other than statements of historical fact, all statements in this Registration Statement, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, and management objectives, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this Registration Statement that we believe could cause actual results or events to differ materially from the forward-looking statements we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

You should read this Registration Statement and the documents that we have filed as exhibits to this Registration Statement with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements in this Registration Statement are made as of the date of this Registration Statement, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this Registration Statement becomes effective, we will begin to file reports, proxy statements, information statements, and other information with the SEC. You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Our Internet website address is http://americanantimony.com. Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference. When this Registration Statement is effective, we will make available, through a link to the SEC’s website, electronic copies of the materials we file with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, the Section 16 reports filed by our executive officers, directors, and 5% stockholders and amendments to those reports.

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AMERICAN ANTIMONY CORPORATION

FORM 10

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ITEM 1. BUSINESS.

Overview

We are incorporated in the State of Wyoming and in good standing. We are engaged in the exploration and evaluation of antimony mineral properties in the United States. The Company holds a portfolio comprised of three properties totaling 301 mining claims and approximately 6,219 acres. The Company has not reported mineral resources or mineral reserves determined in accordance with Regulation S-K Subpart 1300. The Company is therefore an exploration-stage issuer under that regulation. Exploration results, historical workings and metallurgical results, do not by themselves demonstrate economic viability.

Property	Location	Claims	Acres
American Antimony Project (Bernice Canyon)	Churchill County, Nevada	201	4,153
Stibium Creek Prospect	Lander County, Nevada	60	1,240
Crystalite Prospect	Okanogan County, Washington	40	826
Total		301	6,219

Business

We are incorporated in the State of Wyoming and in good standing. Our website is, http//americanantimony.com or http//xtraenegy.com. We are in the business of mineral exploration and mining. On April 12, 2022, we entered into a Service Agreement with Red Beryl Mining Inc. and Strategic Stibium Mining LLC (See Exhibit 10.1). The transaction closed on September 21, 2022. The consideration that was paid was 20,000,000 (twenty million) shares of Common Stock of American Antimony Corporation (dba Xtra Energy Corporation).

The American Antimony Project – Bernice Canyon

The Company’s American Antimony Project, located in Bernice Canyon, Churchill County, Nevada, consists of 201 mining claims covering approximately 4,153 acres, or 6.49 square miles. The Company initially acquired 40 mining claims encompassing approximately 825 acres and subsequently expanded its landholdings through the acquisition of an additional 161 claims covering approximately 3,328 acres. (See Claim Map Below.)

The primary mineral commodity targeted by the Company’s exploration activities is antimony, a strategically important industrial metalloid used in various applications, including batteries, semiconductors, flame retardants, paints, enamels, and other industrial products.

The project area contains eleven (11) historically producing mines located within the Company’s claim boundaries. These Past producing mines are named; The Arrance Mine; Antimony King; King Solomon; IHX; Blue Eagle Group; Drumm Mine; Margueritte; Lofthouse Mine; the Hoyt; No-Name and U-Bet Mines. Although these historical mining operations indicate previous mineral extraction activities in the area, they do not establish the existence of economically recoverable mineral resources or mineral reserves under Regulation S-K Subpart 1300.

The Company’s principal objective is to conduct systematic exploration and evaluation activities to determine whether its mining claims contain mineral deposits that may ultimately support commercially viable mining operations.

The Company has completed the first phase of its planned multi-phase drilling and exploration program. Based on the preliminary results of this program, management believes that additional exploration is warranted and is preparing for the second phase of drilling. Future exploration activities are expected to focus on further evaluating mineralization, defining the extent and continuity of potential mineralized zones, and gathering additional geological and technical information necessary to assess the project’s development potential.

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Notwithstanding the results of the initial drilling program, substantial additional exploration, drilling, sampling, metallurgical testing, and engineering studies will be required before the Company can determine whether economically viable mineral resources or mineral reserves exist. Any future determination of mineral resources or reserves will require appropriate technical evaluation and supporting documentation in accordance with applicable SEC mining disclosure requirements.

The Company has not established any mineral resources or mineral reserves at the American Antimony Project in accordance with Regulation S-K Subpart 1300. Accordingly, the property remains an exploration-stage property, and there can be no assurance that the Company’s ongoing exploration activities will result in the identification of commercially viable mineral deposits or the commencement of profitable mining operations.

The Company’s exploration activities may also be subject to seasonal weather conditions. Snowfall and adverse weather during winter months may temporarily restrict access to portions of the property, potentially limiting field exploration and drilling activities to approximately ten months per year, depending on prevailing weather and site conditions.

The Company intends to continue its multi-phase exploration program, subject to the availability of financing, regulatory approvals, contractor availability, and the results of ongoing geological and technical evaluations.

Location and Access to the American Antimony Project

The American Antimony Project is located in Bernice Canyon, Churchill County, Bernice Mining District approximately 70km/42 miles northeast of Fallon Nevada and has GPS coordinates of 39° 45’ 46’’ North, 117° 47’16’’ West, in the north central portion of Churchill County and has an elevation of 1,337 meters or 4,386 feet above sea level. The claims may be accessed by Federal Highway (paved), to a County Road to BLM road (2-lane, dirt), with the last 1.75 miles (single lane dirt/gravel) to the beginning of the canyon where the claims are. This is fairly rough and recommend 4-wheel drive. Even though the terrain is semi-arid the claims may not be accessible all year round. There may be periods where our claims may be un-accessible each year due to snow in the area. This means that our exploration activities could be limited to a period of about ten months to eleven months per year.

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American Antimony Project Description

The American Antimony Project mining claims are unencumbered and in good standing with the BLM (Bureau of Land Management) and with Churchill County. There are no third-party conditions which affect the claims other than conditions defined by the State of Nevada as, to permitting, and environmental reclamation. The claims cover an area of 4,153 acres or 6.489 square miles. There is no insurance covering the claims. We believe that no insurance is necessary since the claims are unimproved and contain no buildings or improvements and contains no infrastructure on the claims. The claim numbers, registered owner number, expiry date, number of units, and work requirements are typically recorded with the BLM (Bureau of Land Management) and Churchill County.

Below is the claim map of the American Antimony Project.

THE AMERICAN ANTIMONY PROJECT
Xtra Energy
Corp.
INITIAL PROJECT
EXPANSION 1
DRUMM EXPANSION
LOFTHOUSE EXPANSION
U-BET EXPANSION
EXPANSION 2
(NEW EXPANSION)
M
3RD PARTY OWNERS
SENIOR RIGHTS HOLDERS
M
USGS DOCUMENTED
MINE OR PROSPECT
(XTPT OWNED)
9851 ft
Image © 2024 Airbus
Google Earth
N

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Conditions to Retain Title to our Mining Claims

In order to retain title to the mining claims, we are required to pay annual maintenance fees on the claims to the BLM and Churchill County in the amount totaling approximately $40,200 to the BLM by September 1, 2027, and approximately $9,000 to Churchill County due on or before October 31, 2027. There are no other requirements to retain title to the American Antimony Project. The claims are currently in good standing until September 1, 2027, and October 31, 2027, at that time the annual maintenance fees are due to the BLM and Churchill County Nevada.

Geology of Mining Claims

Jungo Terrane - Turbiditic, fine-grained, terrigenous clastic rocks

Age: Mesozoic (163.5 - 227 Ma)

Stratigraphic Name: Grass Valley Formation; Happy Creek Volcanic Complex; Osobb Formation; Winnemucca Formation; Raspberry Formation.

Description: The Jungo terrane, also called the Lovelock assemblage or Fencemaker allochthon (Oldow, Satterfield, and Silberling, 1993), consists of complexly deformed, thick basinal, turbiditic, fine-grained, terrigenous clastic rocks, mainly Norian, but also as young as Pliensbachian (Late Triassic and Early Jurassic) age. It crops out in southern Washoe, Churchill, Humboldt, and Pershing Counties.

These rocks represent the basinal facies component of the Auld Lang Syne Group (Burke and Silberling, 1973; Lupe and Silberling, 1985). The Jungo terrane has no known basement and is structurally detached from coeval shelf facies (Silberling, Jones, and others, 1992). It is locally overlain unconformably by Middle or Upper Jurassic peritidal sedimentary rocks (Jcg) intruded by a gabbroic igneous assemblage (Silberling, 1991).

Rocks included with the Jungo terrane were originally mapped as the Grass Valley Formation of the Auld Lang Syne Group in Humboldt and Pershing Counties; some rocks were mapped as the Happy Creek Volcanic “series” (now the Happy Creek Volcanic Complex) in Humboldt County, the Nightingale sequence in southern Washoe County, the Osobb Formation of the Auld Lang Syne Group in Churchill County, and the Winnemucca and Raspberry Formations of the Auld Lang Syne Group (Compton, 1960) in the Santa Rosa Range in Humboldt County.

Comments: Original map source: Crafford, A.E.J., 2007, Geologic Map of Nevada: U.S. Geological Survey Data Series 249, 1 CD-ROM, 46 p., 1 plate; Scale 1:250,000.

Lithology: Major:{siliciclastic}

Reference: Horton, J.D., C.A. San Juan, and D.B. Stoeser. The State Geologic Map Compilation (SGMC) geodatabase of the conterminous United States. doi: 10.3133/ds1052. U.S. Geological Survey Data Series 1052.

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History of Bernice Canyon/Bernice Mining District

The historical account records that Wallace Goodell located a quartz mining claim in 1881. Warren W. Williams and George W. Williams became involved in the property in 1883 and pursued development of the quartz workings and associated milling operations. By 1884, Bernice had developed into a small mining settlement with a mill, stores, residences and community services. The narrative identifies workings including the Golden Crown, Curtis, Williams and Lower tunnels. The Williams brothers’ quartz mining and milling operations encountered technical and financial difficulties and were closed by 1888, although other activity continued in the area. [1]

Willard Millery’s article, “Antimony Veins at Bernice, Nevada,” published April 15, 1916, identifies the Antimony King Mine at Bernice and the Lofthouse Mine approximately five miles southeast as producing mines at that time. The article describes stibnite mineralization associated with quartz-filled fissures, slate and limestone, with oxidized antimony minerals in weathered zones. At the Antimony King vein, the article reports a traceable fissure and a lower drift extending approximately 200 feet; reported mineralized widths vary substantially. These descriptions concern historical occurrences and are not contemporary verification of grade or continuity. [2]

Consulting geologist David Le Count Evans inspected the Howard Turley antimony properties on July 9, 1970, and issued a memorandum on July 19, 1970. He described fifteen mining claims extending approximately 15,000 feet along Bernice Canyon and observed narrow stibnite veins together with disseminated mineralization in latite dikes and sills and adjoining sedimentary rocks. The author explicitly characterized the reconnaissance as preliminary and incomplete and recommended further sampling, surveying, mapping, metallurgical work and geological testing. [3]

The 1970 memorandum reports that antimony was discovered in the district in 1885, with production beginning in 1892 and shipments continuing through 1896. It also reports periods of production during World War I, World War II and the Korean War, and states that the district had produced more than 300 tons of antimony metal. These are historical assertions from the memorandum and have not been independently verified. [3]

Taken together, the documents establish a historical record of quartz and antimony exploration, underground workings, intermittent antimony production, and renewed commercial interest through the late 1960s. They do not establish present-day economic viability, mineral resources, mineral reserves, or ownership of the historical workings by the present issuer.

References

[1] Merton E. Domonoske, edited by Jane Pieplow, “Bernice, Nevada: Once the Largest Town in Churchill County,”

[2] Willard Millery, “Antimony Veins at Bernice, Nevada,” Mining and Scientific Press, April 15, 1916,

[3] David Le Count Evans, “Howard Turley Antimony Properties, Bernice Canyon, Churchill County, Nevada,” memorandum report, July 19, 1970

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Exploration Expenditures, Drilling Results, Activities and Further Development

As of November 6, 2026 we have made expenditures in regard to the actual exploration of the American Antimony Project mining claims in the amount of $790,184, This comprised of road work, reverse circulation drilling, geological and engineering supervision, sampling, laboratory assays, additional surveying and sampling.

Results of Phase One Drilling Program

During the summer of 2025, the Company completed 14 reverse circulation (RC) drill holes totaling approximately 5,570 feet (1,697.7 meters), with individual hole depths ranging from approximately 300 to 800 feet (91 to 244 meters).

Ten of the fourteen drill holes intersected the targeted felsite dike, providing additional geological information concerning the distribution and potential continuity of the targeted structure.

Selected drill holes returned elevated antimony and gold assay results, including an approximately 87-meter mineralized interval in drill hole BC25-03 averaging 1.46% antimony, with a maximum reported assay of 5.59% antimony.

The results provide a technical basis for additional drilling and geological investigations intended to further evaluate the lateral and vertical extent, grade distribution, and geological characteristics of the identified mineralization.

Although the initial drilling results are encouraging, the Company has not completed sufficient drilling or technical evaluation to establish mineral resources or mineral reserves in accordance with Regulation S-K Subpart 1300.

Key Intercepts (Certified Lab Assays)

•	BC25-03 - Arrance Core Zone, 87 m (285 ft) continuous felsite-hosted mineralization (103.6-190.5 m). Average 1.46% Sb (14,600 ppm), up to 5.59% Sb, with many in-situ assays between 2%-3% Sb. Gold up to 1.33 g/t Au; average 0.27 g/t Au across the interval. This confirms vertical continuity of mineralization to a 500 ft depth.
•	BC25-11 - Central Corridor12.3 m @ 1.06% Sb and 0.18 g/t Au (134.1-146.4 m). This supports increasing grade and thickness with depth.
•	BC25-02 - Arrance (Lower Adit)7.6 m @ 1.08% Sb with gold showings. The first laboratory-confirmed Sb intercept of the program.
•	BC25-05 - Arrance True Width Test7.6 m @ 0.72% Sb and 0.33 g/t Au. This confirms true dike width ~25 ft (7.6 m).
•	BC25-01 & BC25-04 - Peripheral Step-Outs Sb assays up to 0.39% Sb (3,893 ppm) with gold up to 0.43 g/t. This confirms zoning and southern strike continuity.

*SB- Stibnite antimony host rock

*AU- Gold

Independent Metallurgical Testing and Processing Evaluation

As part of its continuing technical evaluation of the American Antimony Project, the Company initiated an independent metallurgical testing program through ALS Metallurgy to evaluate the processing characteristics of antimony-bearing material collected from the Company’s historical mining areas.

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The program included approximately 400 kilograms (880 pounds) of bulk sample material obtained from the Antimony King historical stockpile and submitted for independent laboratory evaluation.

The primary objectives of the metallurgical program were to evaluate the antimony content of the sampled material, assess its mineral processing characteristics, and determine the potential for producing an antimony concentrate through laboratory-scale processing methods.

Preliminary laboratory results reported antimony concentrate grades reaching approximately 63% Sb, with reported metallurgical recovery approaching 97% under the specific laboratory test conditions evaluated.

These findings provide additional technical information concerning the processing characteristics of the sampled material and may assist the Company in evaluating potential future mineral processing alternatives.

The Company intends to incorporate the metallurgical results into its continuing evaluation of the American Antimony Project, including additional sampling, engineering studies, and assessment of potential processing methods.

The results are specific to the samples and laboratory conditions evaluated and should not be interpreted as representative of the entire Antimony King stockpile or the broader American Antimony Project. The Company has not established commercial processing economics, economically recoverable mineral resources, or mineral reserves.

Initial Resource Definition and Development Strategy

Following completion of its Phase I reverse circulation drilling program and subsequent geological, metallurgical, engineering, and permitting evaluations, the Company selected the historical Arrance Mine and the mineralized corridor extending toward the Antimony King Mine as the primary focus of its initial resource-definition and potential development activities.

The Arrance-to-Antimony King corridor extends approximately 0.67 miles (1.07 kilometers) along an interpreted antimony-bearing felsite dike trend within the Company’s American Antimony Project in Bernice Canyon, Nevada.

The selection of the Arrance area was based on several technical and operational considerations, including results from the Company’s Phase I drilling program, historical underground exposures, surface and underground sampling, geological mapping, existing access, previously disturbed working areas, preliminary engineering evaluations, and consultations with permitting specialists.

At the Arrance Mine, historical underground workings provide access to portions of the mineralized geological system. Sampling of the exposed mineralized dike within the lower adit has returned selected antimony assays of up to approximately 31% Sb. These results represent individual samples and should not be interpreted as representative average grades of the broader mineralized structure.

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The Company’s 2025 drilling program provided additional geological information supporting further evaluation of the Arrance area. Drill hole BC25-03 intersected approximately 87 meters (285 feet) of reported mineralization averaging 1.46% antimony, including individual assays reaching 5.59% antimony. Additional drill holes, including BC25-02, BC25-05, and BC25-10, provided information concerning antimony mineralization and the geometry of the targeted geological structures.

Based on these results, the Company’s initial development strategy is focused on advancing additional resource-definition drilling, geological modeling, bulk sampling, metallurgical evaluation, engineering studies, and applicable small-mine permitting activities within the Arrance-to-Antimony King corridor.

The Company intends to evaluate the potential for initial small-scale antimony mining and concentrate production, subject to the results of additional technical studies, financing, regulatory approvals, and commercial considerations.

The Company continues to evaluate additional historical mines, prospects, stockpiles, and mineralized structures throughout its broader Bernice Canyon property position. These district-scale activities are intended to identify potential future exploration and development opportunities beyond the initial Arrance-to-Antimony King focus area.

The Company has not established mineral resources or mineral reserves in accordance with Regulation S-K Subpart 1300, completed a feasibility study, or demonstrated that commercial mining or processing operations would be economically viable. The Company’s development objectives remain subject to substantial geological, technical, regulatory, financial, and operational uncertainties.

Road Restoration and District-Wide Access

The Company has undertaken a phased program to evaluate and improve access to historical mining and exploration areas throughout Bernice Canyon.

Phase I road restoration activities established improved access through the Company’s principal Antimony King, King Solomon, and Arrance exploration areas, supporting ongoing geological investigations and preliminary development planning.

The Company is also evaluating a proposed Phase II rehabilitation program involving existing historical mining roads extending toward additional former producing areas, including Hoyt, U-Bet, Marguerite, Drumm, and Blue Eagle.

The proposed program is intended to improve access across approximately 3.5 miles of historical mineralized strike, supporting future geological mapping, sampling, exploration drilling, stockpile evaluation, and infrastructure planning.

The proposed Phase II activities remain subject to applicable regulatory approvals, financing, site conditions, and operational requirements.

Costs and Effects of Compliance with Environmental Laws

We currently have currently posted a surety bond in the amount of $20,000 to comply with environmental laws concerning our exploration program. We will encounter further costs associated with the continuing development of the American Antimony Project, where we will be required to file a plan of remediation with the BLM and the State of Nevada in the event the ground has been disturbed. and can be returned to its near original form in compliance with the BLM and the State of Nevada.

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Stibium Creek Prospect – Lander County, Nevada

In 2025 the Company acquired 60 Claims or 1,240 Acres in Lander County Nevada through staking the claims. This prospect is known as the Stibium Creek Prospect. Stibium Creek provides the Company with an additional exploration opportunity in a documented past producing area. To date the Company has not conducted any exploration activities on the Stibium Creek Prospect. In order to retain title to the mining claims, we are required to pay annual maintenance on the claims to the BLM and Lander County in the amount totaling approximately $12,000 to the BLM by September 1, 2027, and approximately $2,687 to Lander County due on or before October 31, 2027. There are no other requirements to retain title to the Stibium Creek Prospect. The claims are currently in good standing until September 1, 2027, and October 31, 2027, at that time the annual maintenance fees are due to the BLM and Lander County Nevada. Additionally, there are no proven or probable reserves identified on the Stibium Creek Prospect.

Crystalite Prospect-Okanogan County, Washington

In 2025 the Company acquired 40 Claims or 825 Acres in Okanogan County Washington through staking the claims. This prospect is known as the Crystalite Prospect. The Crystalite Prospect provides the Company with an additional exploration opportunity in a documented past producing area. To date the Company has not conducted any exploration activities on the Crystalite Prospect. In order to retain title to the mining claims, we are required to pay annual maintenance on the claims to the BLM and Okanogan County in the amount totaling approximately $8,000 to the BLM by September 1, 2027, and approximately $200 to Okanogan County due on or before October 31, 2027. There are no other requirements to retain title to the Crystalite Prospect. The claims are currently in good standing until September 1, 2027, and October 31, 2027, at that time the annual maintenance fees are due to the BLM and Okanogan County Washington. Additionally, there are no proven or probable reserves identified on the Crystalite Prospect.

Competitive Conditions

The mineral exploration business is an extremely competitive industry. We are competing with many other exploration companies looking for minerals. Being a junior mineral exploration company, we compete with other companies like ours for financing and joint venture partners. Additionally, we compete for other resources such as professional geologists, camp staff, helicopters and mineral exploration supplies.

Dependence on Major Customers

We currently have no customers.

Intellectual Property

We have registered the trademark and Logo “American Antimony” internationally under the Madrid Protocol and the UK and Australia have accepted the trademark. We are currently waiting for a response from the US patent and Trademark Office.

Government Approvals and Regulations

We are required to comply with all regulations defined by the State of Nevada Division of Minerals, the BLM and the Nevada Revised Statutes (NRS). The effect of these existing regulations on our business is that we are able to carry out our exploration program as we have described in this Registration Statement. Additionally, we are required to obtain permits for exploration activities commencing with, where we are required to file an exploration plan with State, as well, file a plan of remediation with the BLM in the event the ground has been disturbed as well as post a surety bond. It is possible that a future government could change the regulations that could limit our ability to explore our claims, but we believe this is unlikely.

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Employees

We do not have any employees other than our officers and directors. We retain the services of independent geologists, engineers, drilling crews, mining contractors, and other consultants on a contract basis to conduct exploration activities on the American Antimony Project.

ITEM 1A. RISK FACTORS.

An investment in our common stock involves a high degree of risk. Investors should carefully consider the following risks together with the other information in this Registration Statement. These risks could materially adversely affect our business, financial condition, results of operations, prospects and the value of our common stock. Investors could lose some or all of their investment. Additional risks that we do not currently know about or consider material may also adversely affect us. Certain statements in this section are forward-looking statements and are subject to the uncertainties described below.

Risks relating to our business and financing

We have not generated mining revenues and may never achieve profitable operations

We are engaged primarily in acquiring, exploring and evaluating mineral properties. We have not generated revenues from mining operations and cannot assure investors when, if ever, we will generate material revenues from the extraction and sale of minerals. Our limited operating history does not provide a reliable basis for evaluating our ability to establish a profitable mining business.

Our ability to generate revenues depends on identifying economically recoverable mineralization, obtaining permits, securing financing and successfully developing and operating our properties.

We expect to incur operating losses while funding exploration, technical studies and corporate activities. If these expenditures do not lead to profitable operations, we may exhaust our available funds and be required to suspend or cease operations.

Our need for additional financing creates substantial uncertainty about our ability to continue operations

Our operations depend on financing rather than internally generated mining revenues. Exploration, drilling, metallurgical testing, permitting, engineering, reclamation and potential mine development require substantial capital. Our ability to continue as a going concern depends on obtaining adequate financing or generating sufficient operating cash flows. There is no assurance that financing will be available when required or on acceptable terms.

If we cannot obtain sufficient funding, we may be required to reduce, postpone or discontinue exploration and development, relinquish mineral interests, sell assets or cease operations. Debt financing may impose repayment obligations and restrictive covenants. Strategic financing arrangements may require us to surrender valuable project rights. Uncertainty about our ability to continue operations may make financing more difficult to obtain.

We may be unable to obtain a joint venture partner and partnership arrangements may reduce our project interests

We may seek a joint venture or strategic partner to fund further exploration or development. We compete with other exploration companies for partners, and our properties may not attract investment on acceptable terms. A joint venture may require us to transfer a portion of our property interests, share control over development decisions or accept commitments that limit our flexibility. A partner’s failure to fund or perform its obligations, or disagreements over project decisions, could delay development. If a necessary partner cannot be secured, we may be unable to advance a project.

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Dependence on key personnel and limited management availability could interrupt our operations

Our success depends on our management and our ability to retain qualified geologists, engineers and other mining professionals. Certain officers and directors devote only part of their time to our business and may have competing responsibilities. Limited availability, the loss of key personnel or difficulty recruiting experienced professionals could delay decisions, interrupt exploration programs or impair our ability to execute our plans. Competition for qualified mining personnel can also increase our costs.

We face substantial competition in the mining industry

The mineral exploration and mining industry is highly competitive. We compete with numerous companies, many of which have substantially greater financial, technical and personnel resources than we do. Competition exists for attractive mineral properties, financing, qualified personnel, contractors, equipment and access to processing facilities.

We may acquire additional mineral properties that prove unsuccessful or result in unanticipated liabilities

We may acquire additional mineral properties or interests in mineral projects based on limited geological, technical, environmental or title information. Acquired properties may fail to contain economically recoverable mineralization, may require greater expenditures than anticipated or may be subject to environmental, title, regulatory or other liabilities that were not identified before acquisition. We may incur losses or impairment charges relating to such properties.

The carrying values of our mineral properties and equipment may be subject to impairment

We capitalize certain costs associated with mineral properties and other assets in accordance with applicable accounting requirements. Changes in exploration results, commodity prices, permitting status, claim ownership, development plans, expected future cash flows or other circumstances may indicate that the carrying value of an asset is not recoverable.

If such circumstances arise, we may be required to recognize an impairment charge, which could materially reduce our reported assets and increase our reported net loss.

Our exploration and development plans are based on assumptions that may change materially

Our budgets, schedules and development plans necessarily rely upon assumptions regarding exploration results, commodity prices, financing availability, permitting timelines, contractor availability, operating costs, metallurgical recoveries and other matters. Actual results may differ materially from those assumptions, and we may modify, postpone or abandon exploration or development programs in response to changing circumstances.

Risks relating to exploration and mine development

Exploration may not identify economically recoverable deposits or establish mineral reserves

Mineral exploration is speculative, and few explored properties become operating mines. Our interpretation of geological, geophysical, geochemical, drilling and sampling information may prove inaccurate.

Unexpected geological conditions, discontinuous mineralization or inadequate grades may cause exploration expenditures to produce no commercially recoverable deposit.

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We may never establish proven or probable mineral reserves on our properties. A mineral resource is not a mineral reserve and does not demonstrate economic viability. Additional exploration and technical and economic studies are necessary before mineralization can be classified as a mineral reserve. Even encouraging exploration results do not establish that a deposit is economically or legally mineable.

Geological interpretations and any future resource or reserve estimates may prove inaccurate

Our expectations concerning tonnage, grade, continuity and recovery depend on the quality and interpretation of drilling, sampling, assays and other technical data. Actual conditions may differ materially, and further exploration may require substantial revisions to earlier interpretations. Any future mineral resource or reserve estimates would also depend on assumptions about commodity prices, operating costs, recoveries and other economic factors. Revised estimates or unfavorable conditions could reduce project value or cause us to suspend or abandon development.

If we identify inferred mineral resources, they would have a lower level of geological confidence than indicated or measured mineral resources. Inferred resources cannot be converted directly into mineral reserves and should not be assumed to be economically or legally mineable. Further exploration may not upgrade them to a higher classification.

Metallurgical testing and pilot operations may not predict commercial performance

Laboratory, bench, bulk-sample and pilot testing may produce results that cannot be replicated under commercial operating conditions. Tested material may not represent the full deposit, and differences in mineralogy, dilution, grade, equipment and processing methods may materially affect recoveries, concentrate quality, reagent consumption and costs.

Bulk sampling, pilot mining or small-scale extraction may help evaluate a project but does not establish that larger-scale production will be economically viable. Actual mining rates, grades, recoveries and operating costs may differ substantially at commercial scale. Technical or economic problems identified during scale-up could require additional investment, delay development or prevent commercial production.

There is substantial uncertainty associated with transitioning from exploration to commercial mining operations

Even if exploration activities are successful, developing a mine requires substantial additional work, including technical studies, engineering, metallurgical testing, permitting, financing, construction, procurement and commissioning. Development costs and schedules are inherently uncertain. Actual capital expenditures, operating costs, production rates and recoveries may differ materially from estimates. We have limited experience operating commercial mining operations, and there can be no assurance that we will successfully transition from exploration to development or production.

Volatile antimony prices could make our projects uneconomic

The economic viability of our mineral properties depends substantially upon market prices for the commodities that we seek to explore and develop, including antimony.

Commodity prices are subject to significant fluctuations resulting from factors beyond our control, including global supply and demand, economic conditions, industrial demand, technological developments, substitution of materials, recycling, geopolitical events, trade restrictions, tariffs, government policies, interest rates, currency exchange rates and speculative activity. A significant or sustained decline in applicable commodity prices could make exploration or development uneconomic, reduce the value of our properties, result in impairment charges, make financing more difficult to obtain or cause us to delay, suspend or abandon a project.

We depend upon third-party contractors and consultants to conduct significant portions of our operations

We rely upon independent geologists, engineers, drilling contractors, laboratories, metallurgical consultants, mining contractors, environmental consultants and other third parties to conduct significant aspects of our exploration and development activities. Our operations could be adversely affected if these parties fail to perform their obligations, experience financial difficulties, provide inaccurate or incomplete information, fail to comply with applicable laws or are unavailable when required.

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We may encounter shortages or increased costs of equipment, supplies, labor and services

The mining industry may experience periods of increased demand for drilling rigs, heavy equipment, qualified personnel, explosives, fuel, laboratory services, contractors and other supplies and services. Shortages, supply-chain disruptions or price increases could materially increase our exploration and development costs or delay planned activities.

Our properties may lack the infrastructure necessary for commercial mining operations

The development of a mineral property may require access roads, electrical power, water supplies, processing facilities, transportation facilities and other infrastructure. Existing infrastructure at or near our properties may be inadequate to support commercial mining operations. Construction or improvement of infrastructure may require substantial capital expenditures, governmental approvals and agreements with third parties.

Water availability and water rights may affect the feasibility of developing our properties

Mining and mineral processing may require significant quantities of water. Water availability in parts of the western United States is limited and subject to competing demands. We may be required to acquire or obtain rights to sufficient water supplies for future operations. Water shortages, drought, regulatory restrictions or competing uses could adversely affect the feasibility or cost of developing a mining operation.

We may not be able to economically process or market minerals recovered from our properties

Even if we successfully extract mineralized material, we may require third-party processing, milling, smelting, refining or transportation services. The availability and cost of such services could affect project economics. We may also encounter penalties or restrictions associated with impurities or other characteristics of concentrates or other mineral products. Suitable processing facilities or purchasers may not be available on acceptable commercial terms.

Operational hazards and insufficient insurance could expose us to substantial losses

Exploration, development and mining involve accidents, equipment failures, ground instability, cave-ins, rock falls, fires, flooding, transportation incidents, pollution and injuries to personnel. These events could cause personal injury or death, property or environmental damage, litigation, enforcement actions or suspension of operations. Insurance may be unavailable for certain hazards, prohibitively expensive or insufficient to cover a loss. Uninsured losses, deductibles and costs exceeding policy limits could materially impair our liquidity and ability to continue operations.

Severe weather and natural events may restrict access and interrupt operations

Snow, extreme temperatures, drought, flooding, wildfires and storms may restrict access to our properties, damage equipment or infrastructure and reduce the availability of water. Seasonal limitations can reduce the time available for fieldwork. These events may increase costs, delay exploration and development or cause prolonged suspension of operations.

Risks relating to mineral rights and regulation

Our mineral claims may be subject to title defects, competing claims or challenges to their validity

Our interests in mineral properties may consist in whole or in part of unpatented mining claims or other mineral rights. The validity and ownership of such interests may be uncertain and may be affected by compliance with federal and state laws, claim location procedures, annual maintenance requirements, recording requirements and other matters. Our mineral interests may also be subject to conflicting claims, boundary disputes, overlapping claims, prior rights, easements, rights-of-way or other title defects. If our title to a material portion of a property is successfully challenged, we could lose some or all of our interest in that property.

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Failure to maintain our claims could result in loss of mineral rights

Our mineral claims are subject to annual maintenance payments, recording requirements and other actions necessary to remain in good standing. Failure to make a required payment or filing on time, or an error in claim records, could cause a claim to become void, abandoned or available for relocation by another party.

Increases in claim maintenance fees or difficulties confirming claim status could also increase our costs. Loss of material claims could prevent exploration or development and require us to write off related costs.

Some of our properties may be affected by land-use restrictions, protected areas or other limitations on mineral activities

Federal and state land-management decisions may restrict or prohibit mineral exploration or development in certain areas. Our claims could be affected by wilderness designations, wilderness study areas, protected habitats, cultural or archaeological resources, withdrawal of lands from mineral entry or other land-use restrictions. If a portion of one of our properties is determined to be located within an area where activities are restricted or prohibited, we may be unable to explore or develop that portion and may be required to impair or write off related property costs.

We may be unable to obtain or maintain the permits and governmental approvals required for exploration, development and mining

Our activities are subject to federal, state and local laws and regulations governing mineral exploration, mining, land use, environmental protection, water use, reclamation, air quality, wildlife, cultural resources and occupational health and safety. Our ability to conduct exploration activities and ultimately develop mining operations may depend upon obtaining and maintaining permits, authorizations and approvals from governmental agencies. Required permits may be delayed, denied, challenged, modified, suspended or made subject to conditions that materially increase our costs or restrict our activities.

Environmental laws and regulations may impose significant costs and liabilities on us

Our exploration and potential mining activities are subject to extensive environmental regulation concerning, among other matters, surface disturbance, water quality, air quality, waste disposal, hazardous substances, wildlife, vegetation, cultural resources and reclamation. Environmental requirements may become more stringent over time. We may also become responsible for environmental conditions associated with properties that existed before we acquired an interest in them. Compliance obligations and environmental liabilities could be significant.

Our reclamation obligations could be significant and actual reclamation costs may exceed our estimates

Exploration and mining activities generally create obligations to reclaim disturbed land. Regulatory authorities may require reclamation bonds, surety bonds, letters of credit or other financial assurances. Estimates of reclamation costs may differ materially from actual costs as a result of changes in regulatory requirements, site conditions, inflation, contractor costs or the scope of required reclamation activities. Increased financial assurance or reclamation requirements could adversely affect our liquidity.

Changes in mining laws and government policies may increase costs or restrict development

Federal, state and local laws and policies govern mineral tenure, land access, permitting, environmental protection, taxation, royalties, workplace safety and reclamation. Changes in laws, agency interpretations or court decisions may impose additional obligations, increase costs, delay approvals or make a project uneconomic.

Our activities on federal lands may be affected by changes to claim maintenance fees, royalties, environmental review, reclamation requirements or mineral entry and access rules. Restrictions on federal lands could reduce the area available for exploration or prevent development of a property.

Our operations could be affected by disputes, litigation or regulatory proceedings

Mineral exploration and mining activities can result in disputes concerning property ownership, claim validity, boundaries, contracts, environmental matters, permitting, access rights, employment matters or other issues. Litigation and regulatory proceedings can be costly and time consuming, regardless of their outcome. An adverse determination could result in monetary damages, loss of mineral rights, restrictions on operations or other material consequences.

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Mining disclosure requirements and weaknesses in technical reporting controls could increase costs and cause inaccurate disclosures

Our SEC mining disclosures must comply with applicable requirements of Regulation S-K Subpart 1300. Compliance may require qualified persons to prepare or review technical information and, when required, technical report summaries for material properties. Additional drilling, sampling, metallurgical testing or studies may be needed before particular information can be disclosed. This work may be costly and time consuming. Deficiencies in collecting, validating or reviewing technical information could result in inaccurate or incomplete disclosures, regulatory comments, amended filings or other adverse consequences. Such deficiencies could damage investor confidence and hinder our ability to obtain financing.

Risks relating to reporting and corporate governance

Limited accounting resources and segregation of duties may prevent timely detection of errors or fraud

Our small staff and limited accounting resources restrict segregation of duties and independent review. Weaknesses in cash controls, financial reporting review or information technology controls could permit errors, unauthorized transactions or fraud to go undetected. Inadequate backup or protection of financial records and material agreements could also disrupt reporting.

If our controls fail to prevent or detect material misstatements on a timely basis, we may need to correct or restate financial statements or amend SEC filings. Remediation may require personnel and systems expenditures that strain our resources. These problems could expose us to regulatory proceedings or litigation, undermine investor confidence and impair access to capital.

SEC reporting and governance requirements will increase costs and demands on management

Becoming an SEC reporting company will increase our legal, accounting, compliance and administrative expenses. Preparing periodic reports, maintaining disclosure controls and meeting applicable internal control requirements will require management time and resources that would otherwise be available for exploration and development.

Director and officer liability insurance may also become more costly or provide limited coverage, making it harder to recruit and retain qualified directors and officers. If we cannot meet our reporting obligations accurately and on time, we could face regulatory action, loss of investor confidence and reduced financing opportunities.

Reduced disclosure requirements may limit information available to investors

To the extent we qualify as a smaller reporting company or emerging growth company, we may use applicable scaled disclosure requirements, including reduced executive compensation disclosures. Depending on our filer status and available exemptions, our independent registered public accounting firm may not be required to attest to the effectiveness of our internal control over financial reporting. These exemptions do not eliminate applicable management certification, disclosure control or management internal control responsibilities.

Reduced disclosures or the absence of an auditor attestation may make it harder for investors to assess our financial condition and controls or compare us with other reporting companies. Investors may find our securities less attractive, which could reduce liquidity and adversely affect our stock price.

Indemnification and limits on director liability could create expenses and reduce stockholder remedies

Our governing documents and applicable law may provide indemnification, advancement of expenses and limitations on director liability. To the extent applicable, these provisions may require us to spend substantial amounts defending or resolving claims involving directors or officers. We may be unable to recover amounts advanced, and insurance may not cover all costs.

Permitted limitations on liability may restrict stockholders’ ability to recover monetary damages for certain conduct. These protections are subject to statutory limitations and do not eliminate liability under applicable securities laws. The SEC has stated that indemnification for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

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Risks relating to our common stock

Concentrated voting power may limit common stockholders influence and discourage a change of control

Our officers, directors and affiliates may exercise substantial influence over matters submitted to stockholders, including election of directors, mergers and other significant transactions. The voting rights attached to our Series A Preferred Stock can concentrate control beyond the holders’ proportionate ownership of common stock. Common stockholders may therefore have limited ability to affect our management or policies.

Controlling holders may have interests that differ from those of other stockholders. Concentrated voting power and the absence of cumulative voting may delay or discourage a change of control, including a transaction that could otherwise provide common stockholders with a premium. Conflicts over financing, related-party arrangements or project decisions could adversely affect minority stockholders.

Preferred stock rights may reduce amounts available to common stockholders

Our preferred stock may have rights and preferences senior to our common stock, including voting and liquidation rights. Applicable liquidation preferences could substantially reduce or eliminate distributions available to common stockholders in a liquidation, dissolution or winding up. Conversion of preferred stock into common stock may also substantially dilute existing common stockholders. Investors should consider the preferred stock terms described in the Description of Securities section of this Registration Statement.

Additional securities issuances may substantially dilute existing stockholders

We may issue common stock, preferred stock, convertible securities, warrants or other equity-linked securities to finance operations, acquire properties or compensate service providers. New issuances and conversions or exercises of outstanding securities may reduce existing stockholders’ ownership and voting percentages. Securities issued in future transactions may have rights senior to those of common stock.

Significant dilution or the expectation of additional issuances could reduce our stock price and make future financing more difficult or more dilutive. Our ability to raise funds through securities issuances does not assure that financing will be available on favorable terms.

An inactive trading market may prevent investors from selling their shares

A liquid and active market for our common stock may not develop or be sustained. Trading may be limited or sporadic, with few buyers at a given time and substantial differences between bid and ask prices. Limited investor awareness and research coverage may further reduce market activity. Investors may be unable to sell shares when desired, at quoted prices or at all. Even relatively small sales may adversely affect the market price.

Our stock price may be volatile and substantial sales could depress the market price

Our stock price may fluctuate significantly in response to exploration and metallurgical results, financing announcements, permitting decisions, commodity prices, changes in management, litigation, market conditions and other events. Price and trading volume changes may be unrelated to our operating performance.

Penny stock requirements may limit broker participation and make our shares harder to sell

To the extent our common stock is subject to the SEC’s penny stock rules, broker-dealers may be required to provide specified disclosures, determine suitability, approve accounts and obtain written agreements before certain transactions. These requirements are subject to exceptions and may discourage broker-dealers from recommending or effecting transactions in our shares. Reduced broker participation could limit trading, increase transaction costs and make shares difficult to sell.

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Statutory protection for forward looking statements may be unavailable

The statutory safe harbors for forward-looking statements under the federal securities laws exclude certain issuers and transactions, including statements by issuers of penny stocks. To the extent those exclusions apply to us, we may not be able to rely on these safe harbors in litigation concerning projections or other forward-looking statements. Defending such claims could be expensive and divert management resources even if we ultimately prevail.

We do not expect to pay cash dividends

We have not paid cash dividends on our common stock and expect to retain any future earnings to fund operations and development. Any future dividend would depend on our earnings, financial condition, financing restrictions and board decisions. Investors should not expect dividend income, and a return on investment would generally depend on selling shares at a price above their acquisition cost. Our share price may never appreciate.

ITEM 2. FINANCIAL INFORMATION.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion summarizes the significant factors affecting the operating results, financial condition and liquidity, and cash flows of our company for the years ended December 31, 2025, and 2024 and the quarter ended September 30, 2026 and 2025. You should read this discussion together with the consolidated financial statements, related notes, and other financial information included in this Form 10. Except for historical information, the matters discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are forward-looking statements that involve risks and uncertainties and are based upon judgments concerning various factors beyond our control. These risks could cause our actual results to differ materially from any future performance suggested below.

Overview

American Antimony Corporation (dba Xtra Energy Corporation) (“Xtra,” “XTPT,” “we,” “us,” or the “Company”) was incorporated in Wyoming and in good standing. Our offices are located at 10900 Research Blvd, Suite 160C, Austin TX 78759 The telephone number at our principal executive offices is 512-412-3636. Our website address is, http//americanantimony.com or http//xtraenegy.com. Our email address is compliance@americantimony.com We do not incorporate the information on or accessible through our website into this Registration Statement, and you should not consider any information on, or that can be accessed through, our website a part of this Registration Statement.

Management is highly experienced at business integration and has relevant experience in the exploration and mining industry and three of our board members are Professional Engineers and hold the P.ENG designation.

History

We were incorporated in the State of Wyoming on, under the name “Xtra Energy Corporation.” We were initially organized to develop and explore mineral properties in the State of Nevada. Effective November 25, 2024, we changed our name to “American Antimony Corporation with the State of Wyoming. To date we have not received approval from FINRA to formally change the Company’s name. We have one subsidiary incorporated in the State of Nevada under the name “American Antimony, Inc.”

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Critical Accounting Policies

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of the financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses, and related disclosures.

We base our estimates on historical experience, performance metrics, and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Actual results will differ from these estimates under different assumptions or conditions. We apply the following critical accounting policies in the preparation of our consolidated financial statements:

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of expenses during the reporting period. Significant estimates and judgments include, among other matters, stock-based compensation, valuation of financial instruments, recoverability of mineral property interests, and valuation allowances for deferred tax assets.

Management bases its estimates and assumptions on current facts, historical experience and other factors believed to be reasonable under the circumstances. Actual results could differ materially from those estimates, and revisions to estimates are recognized prospectively in the period in which the estimates are revised.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The core principle of ASC 606 is that revenue is recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

The Company applies the following five-step model in determining revenue recognition:

1.	Identify the contract with a customer;
2.	Identify the performance obligations in the contract;
3.	Determine the transaction price;
4.	Allocate the transaction price to the performance obligations; and
5.	Recognize revenue when, or as, the Company satisfies a performance obligation.

The transaction price represents the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to a customer. The transaction price may include fixed consideration, variable consideration, or both. When determining the transaction price, the Company considers, as applicable, variable consideration, constraints on variable consideration, significant financing components, noncash consideration, and consideration payable to a customer.

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Mineral and Antimony Sales

When the Company commences commercial production and enters into contracts with customers for the sale of antimony or other mineral products, revenue will be recognized when control of the products transfers to the customer in accordance with the applicable contractual terms. The transfer of control will generally occur upon delivery of the mineral products to the customer or other point specified in the contract when the customer obtains the ability to direct the use of and obtain substantially all of the remaining benefits from the products.

The Company will consider the specific terms of each sales arrangement in determining the appropriate point of revenue recognition, including delivery terms, acceptance provisions, rights of return, pricing provisions, and other contractual terms.

Variable Consideration

Where consideration is subject to variability, including adjustments based on the quantity, quality, grade, assay results, or other characteristics of mineral products, the Company will estimate variable consideration in accordance with ASC 606 and include amounts in the transaction price only to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty is subsequently resolved.

Royalties, Streaming and Other Mineral-Related Arrangements

If the Company enters into royalty, streaming, offtake, joint marketing, processing, or other arrangements involving mineral properties or mineral products, the Company will evaluate each arrangement to determine whether it represents a contract with a customer within the scope of ASC 606 or is subject to other applicable U.S. GAAP guidance. Revenue will be recognized based on the applicable accounting guidance and the specific contractual terms of the arrangement.

Contract Balances

Amounts received from customers before the Company satisfies the related performance obligations will be recorded as contract liabilities or deferred revenue, as applicable. Amounts for which the Company has an unconditional right to consideration will be recorded as accounts receivable.

The Company had no revenue from contracts with customers during the years ended December 31, 2025 and 2024.

Recent Accounting Pronouncements

See Note 2 of Notes to Financial Statements in this Form 10 for management’s discussion of recent accounting pronouncements.

Results of Operations for the Fiscal Year Ended December 31, 2025, Compared to the Fiscal Year Ended December 31, 2024, and the quarter ended September 30, 2026, Compared to the Quarter Ended September 30, 2025.

Operating Expenses

General & Administrative Expenses

General and administrative expenses include professional fees, costs associated with exploration and development, press releases, travel, and other expenses. We incurred general and administrative expenses of $738,327 for the fiscal year ended December 31, 2025, versus $157,463 for the fiscal year ended December 31, 2024, an increase of $580,864 (386.89%). This increase was due to having significantly higher exploration costs and increased exploration activities in 2025.

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We incurred general and administrative expenses of $147,564 for the three months ended September 30, 2026, versus $494,619 for the three months ended September 30, 2025. The $347,055 (70.17%) decrease was primarily due to decreased exploration costs and decreased exploration activities.

We incurred general and administrative expenses of $263,209 for the nine months ended September 30, 2026, versus $655,395 for the nine months ended September 30, 2025. The $392,186 (59.84%) decrease was primarily due to decreased exploration costs and decreased exploration activities.

Other Income (Expense)

Our other income and expenses include interest expense only. We recognized other income and expenses of $32,412 (interest expense) for the fiscal year ended December 31, 2025, versus other income and expenses of $16,045 (interest expense) for the fiscal year ended December 31, 2024. The increase of $16,367 (102%) was due to higher interest expense.

Our other income and expenses incurred were $9,128 for the three months ended September 30, 2026, versus other income and expenses of $8,180 for the three months ended September 30, 2025. The increase of $948 (10.39%) was primarily due to higher interest expense.

Our other income and expenses incurred were $26,986 for the nine months ended September 30, 2026, versus other income and expenses of $24,272 for the nine months ended September 30, 2025. The increase of $2,714 (10.06%) was primarily due to higher interest expense in 2026.

Net Losses

We incurred a net loss of $3,166,594 for the fiscal year ended December 31, 2025, versus $332,408 for the fiscal year ended December 31, 2024, representing a $2,834,186 (852.62%) increase. This increase was attributed to increased exploration costs and the issuance of share-based compensation.

We incurred a net loss of $156,692 for the three months ended September 30, 2026, versus a net loss of $1,552,739 for the three months ended September 30, 2025, representing a decrease of $1,396,047 (790.95%). This decrease was attributed to the fact that we experienced higher operating expenses and exploration costs in the quarter ending September 30, 2025.

We incurred a net loss of $290,195 for the nine months ended September 30, 2026, versus a net loss of $3,075,522 for the nine months ended September 30, 2025, representing a decrease of $2,785,327 (959.81%). This decrease was attributed to the fact that we experienced higher operating expenses and exploration costs during 2025.

Liquidity and Capital Resources

Liquidity and Capital Resources for the Fiscal Year Ended December 31, 2025, compared to the Fiscal Year Ended December 31, 2024

	Fiscal Year Ended December 31,
	2025	2024
Summary of Cash Flows:
Net cash used in operating activities	$(760,260)	$(154,508)
Net cash used by investing activities	$(93,401)	$46,610
Net cash provided by financing activities	$1,050,419	$204,581
Net increase (decrease) in cash and cash equivalents	$196,758	$3,463
Beginning cash and cash equivalents	$3,463	$–
Ending cash and cash equivalents	$200,221	$3,463

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Liquidity and Capital Resources for the Nine Months Ended September 30, 2026, compared to the Nine Months Ended September 30, 2025

	Quarter Ended September 30,
	2026	2025
Summary of Cash Flows:
Net cash used in operating activities	$(257,126)	$(655,395)
Net cash used in investing activities	$–	$(116,011)
Net cash provided by financing activities	$66,863	$1,030,383
Net increase (decrease) in cash and cash equivalents	$(190,263)	$258,977
Beginning cash and cash equivalents	$200,221	$3,463
Ending cash and cash equivalents	$9,958	$262,440

Operating Activities

For the fiscal year ended December 31, 2025, we used $760,260 of cash in operations, which included our net loss of $3,166,594 offset by a $2,395,856 in share-based compensation, a decrease of prepaid expenses and other assets of $31,608 and an increase of accounts payable and accrued liabilities of $42,086. Cash flows remained relatively consistent year-over-year but the increase in Net cash used in operating activities is primarily due to the increased exploration and operating expenses.

For the nine months ended September 30, 2026, we used $257,126 of cash in operations, which included our net loss of $290,195 offset by a $2,627 decrease in prepaid expenses, an increase of accounts payable and accrued liabilities of $32,626. The decrease in net cash used in operating activities is primarily due to the decreased exploration and operating expenses.

Investing Activities

Net cash used in investing activities for the fiscal year ended December 31, 2025, was $93,401. This was comprised of $65,315 for the purchase of mining claims and $28,086 for the purchase of equipment. Net cash used in investing activities for the fiscal year ended December 31, 2024, was $46,610 for the purchase of additional mining claims.

Net cash provided by investing activities for the nine months ended September 30, 2026, was $0. Net cash used in investing activities for the nine months ended September 30, 2025, of $116,011 this was a result of the purchase of mining claims and the purchase of equipment. The difference in investing activities between September 30, 2025, and December 31, 2025, was attributed to the write of mining claims in the amount of $28,664 and shipping costs associated with the purchase of equipment in the amount of $6,054.

Financing Activities

Net cash provided by financing activities was $1,050,419 for the fiscal year ended December 31, 2025, which consisted of $47,419 of proceeds from notes payable, $1,003,000 of net proceeds from the sale of preferred stock. Net cash provided by financing activities was $204,581 for the fiscal year ended December 31, 2024, which consisted of $204,581 of proceeds from notes payable from a related party.

Net cash provided by financing activities was $66,863 for the nine months ended September 30, 2026, which consisted of $66,863 of net proceeds, comprised of Company expenses paid by the Company’s CEO. Net cash provided by financing activities was $1,030,383 for the nine months ended September 30, 2025, which consisted of $1,003,000 proceeds from the sale of Series A Super Voting Preferred Stock, and $27,383 net proceeds from expenses paid by our CEO on behalf of the Company.

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Future Capital Requirements

Our current available cash and cash equivalents are insufficient to satisfy our liquidity requirements. Our capital requirements for the fiscal year ending December 31, 2026, will depend on numerous factors, including management’s evaluation of the timing of projects to pursue. Subject to our ability to generate revenues and cash flow from operations and our ability to raise additional capital (including through possible joint ventures or partnerships), we expect to incur substantial expenditures to carry out our business plan, as well as costs associated with our capital raising efforts and being a public company.

Our plans to finance our operations include seeking equity and debt financing, alliances or other partnership agreements, or other business transactions that would generate sufficient resources to ensure the continuation of our operations.

The sale of additional equity or debt securities may result in further dilution to our stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these securities could have rights senior to those of our common stock and could contain covenants that would restrict our operations. Any such required additional capital may not be available on reasonable terms, if at all. If we were unable to obtain additional financing, we may be required to reduce the scope of, delay or eliminate some or all of our planned activities and limit our operations, which could have a material adverse effect on our business, financial condition, and operations results.

Inflation

The amounts presented in our consolidated financial statements do not provide for the effect of inflation on our operations or financial position. The net operating losses shown would be greater than reported if the effects of inflation were reflected either by charging operations with amounts representing replacement costs or using other inflation adjustments.

Going Concern

The accompanying audited 2025 financial statements have been prepared on a going concern basis. For the fiscal year ended December 31, 2025, we had a net loss of $3,166,594, had net cash used in operating activities of $760,260, had a working capital deficit of $327,7329, an accumulated deficit of $4,963,040 and stockholders’ deficit of $97,029. Our ability to continue as a going concern depends on our ability to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due, fund possible future acquisitions, and generate profitable operations in the future.

Our management plans to provide for our capital requirements by continuing to issue additional equity and debt securities. The outcome of these matters cannot be predicted at this time, and there are no assurances that, if achieved, we will have sufficient funds to continue our business plan or generate positive operating results. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying unaudited quarterly financial statements have been prepared on a going concern basis. For the quarter ended September 30, 2026, we had a net loss of $156,692 for the three months ended September 30, 2026 and a net loss of $290,195 for the nine months ended September 30, 2026, had net cash used in operating activities of $257,126, had a working capital deficit of $616,927, an accumulated deficit of $5,253,235 and a stockholders’ deficit of $387,224. Our ability to continue as a going concern depends on our ability to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due, fund possible future acquisitions, and generate profitable operations in the future. Our management plans to provide for our capital requirements by continuing to issue additional equity and debt securities. The outcome of these matters cannot be predicted at this time, and there are no assurances that, if achieved, we will have sufficient funds to execute our business plan or generate positive operating results. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

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Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with U.S. GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our significant estimates and assumptions include the fair value of our common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to our deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. In consultation with its legal counsel as appropriate, our management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is likely, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

ITEM 3. PROPERTIES.

We do not own or lease any property. We currently have an agreement for a virtual office. Our business mailing address is10900 Research Blvd, Suite 160C, PMB 1210, Austin Texas 78759. We believe our facilities are adequate to meet our current and near-term needs.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table and footnotes to it sets forth information regarding the number of shares of common stock beneficially owned by (i) each director and named executive officer of our Company, (ii) named executive officers, executive officers, and directors of the Company as a group, and (iii) each person known by us to be the beneficial owner of 5% or more of our issued and outstanding shares of common stock. In calculating any percentage in the following table of common stock beneficially owned by one or more persons named therein, the following table is based on 221,362,045 shares of common stock outstanding as of the filing date of this Form 10 and any shares of common stock the person has the right to acquire within the 60 days following the filing date of this Form 10. Unless otherwise further indicated in the following table, the footnotes to it or elsewhere in this report, the persons and entities named in the following table have sole voting and sole investment power concerning the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.

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Unless as otherwise indicated in the following table and the footnotes, our named executive officers and directors’ address in the following table is c/o American Antimony Corporation (dba Xtra Energy Corporation), 10900 Research Blvd, Suite 160C, PMB 1210, Austin Texas 78759.

Name and Address of Beneficial Owner (1)	Common Stock Beneficially Held (2)	Preferred Stock Beneficially Held (2)	Percent of Common Class (3)	Percent of Preferred Class (4)
Executive Officers and Directors
Shayla Investments LLC (5)	83,873,534	1,000,000	37.889%	79.046%
Dan Paulsen	0	50,000	0	3.952%
Linda MacDonald	9,100,000	0	4.110%
Aarya Shahsavar	0	50,000	0	3.9952%
Shayla Suer	0	50,000	0	3.952%
All Executive Officers and Directors as a group (5 People)	92,973,534	1,150,000	42.009%	90.90%
5% or More Stockholders
Janice Shahsavar	20,000,000	0	9.034%
All Executive Officers and Directors and 5% or more Stockholders as a group (6 People)	112,973,534	1,150,000	51.043%	90.90%

(1)       Unless as otherwise indicated in the following table and the footnotes, our named executive officers and directors’ address in the following table is c/o American Antimony Corporation (dba Xtra Energy Corporation), 10900 Research Blvd, Suite 160C, Austin TX 78759

(2)       Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) because of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the above table does not necessarily reflect the person’s actual ownership or voting power concerning the number of shares of common stock and preferred stock outstanding on the date of this Form 10.

(3)       In calculating any percentage in the following table of common stock beneficially owned by one or more persons named therein, the following table is based on 221,362,045 shares of common stock issued and outstanding as of the filing date of this Form 10 and any shares of common stock the person has the right to acquire within the 60 days following the filing date of this Form 10.

(4)       In calculating any percentage in the following table of preferred stock beneficially owned by one or more persons named therein, the following table is based on 1,266,869 shares of preferred stock issued and outstanding as of the filing date of this Form 10 and any shares of preferred stock the person has the right to acquire within the 60 days following the filing date of this Form 10.

(5)       Shayla Investments LLC is a Limited Liability Company wholly owned by the Company’s Chairman and CEO, Mac J Shahsavar.

Changes in Control

There are no arrangements known to us, of which may at a subsequent date result in a Change in Control of the Company.

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ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth the names, positions, and ages of our current executive officers and directors. All directors serve until the next annual meeting of stockholders or until their successors are elected and qualified.

Directors are elected to serve until the next annual meeting of stockholders until their successors are elected and qualified. Directors are elected by a plurality of the votes cast at the annual meeting of stockholders and hold office until the expiration of the term for which they were elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board of Directors for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all Board members individually or collectively consent in writing to the action.

Executive officers are appointed by and serve at the pleasure of the Company’s Board of Directors.

Name	Age	Title
Mahmood (Mac) Shahsavar	70	Chief Executive Officer, and Chairman of the Board of Directors, Appointed April 27, 2022

Dan Paulsen	71	President and Director, Appointed, April 27, 2022

Aarya Shahsavar	35	Vice President and Director, Appointed, August 27, 2025

Linda MacDonald	65	Secretary, Treasurer and Director, Appointed, April 27, 2022

Shayla Suer	33	Director, Appointed, August 15, 2023

Professional Experience

Mahmood (Mac) J Shahsavar, P.Eng, CEO, Chairman and Director

Mahmood (Mac) J. Shahsavar holds a degree in Engineering from the University of Saskatchewan and currently holds several positions in both private and public companies and has extensive business and public company experience. A summary of Mr. Shahsavar’s positions are as follows: Chairman and CEO of North America Lithium and Gold Corporation, Chairman and CEO of Xtra Energy Corporation (American Antimony Corporation), Chairman and CEO of Xcana Petroleum Corporation, CEO of National Health Care Manufacturing. CEO of Elite Auto Group. and Non-executive Chairman and Director of Innocorps Research Corporation.

Dan Paulsen, President and Director

Dan Paulsen is currently retired, after a thirty-two-year career with the Saskatoon Fire Department and achieved the position of Chief of the Saskatoon Fire Department prior to his retirement in 2015.

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Aarya Shahsavar, P.Eng, Vice President and Director

Aarya Shahsavar holds a degree in Engineering from the University of Saskatchewan and is the co-founder and chief executive officer of Innocorps Research Corporation (Innocorps) and is presently leading development as the Chief Engineer for the Circular City consortium and winner of the Department of National Defense Innovation for Defense Excellence and Security’s (IDEaS) Pop Up City Contest. The outcome of this, is to deploy a full-scale relocatable camp that offers comprehensive reductions in energy, water, and waste utility systems over the current Relocatable Temporary Camps (RTC) used by the Canadian Armed Forces.

Aarya’s plan for Innocorps and Circular City is to use this experience and the relevant dual-use technologies that have been developed to meet the ESG requirements for mining companies, especially for remote mine exploration camps, to help minimize the potential environmental effects of new mines that will need to be built to drive the next phase of the sustainable energy transition. With his background in Engineering Physics, seven granted patents, and three more patents pending, he brings a first-principles approach to tackling problems. Mr. Shahsavar is also a Director of North America Lithium and Gold Corporation and President and Director of Xcana Petroleum.

Linda MacDonald, Secretary, Treasurer and Director

Linda MacDonald has over 20 years office and administration experience and currently serves on the Board of Directors and as an Officer of the Company. Ms. MacDonald also holds the position of Corporate Secretary and Treasurer for North America Lithium and Gold Corporation and Xcana Petroleum Corporation.

Shayla Suer, P.Eng, Director

Shayla Suer graduated from the University of Saskatchewan with a Bachelor of Science in Civil Engineering in 2015. Ms. Suer has over 10 years of professional experience in engineering and construction, with experience in marketing, project coordination, project management, and estimating.

Throughout her career, she has have worked on a diverse range of construction projects, including wastewater treatment facilities, industrial projects, airport projects, and other major infrastructure developments. Her relative experience has provided her with a strong background in project coordination, estimating, project management, construction planning, and working with multidisciplinary project teams.

Our Chairman and CEO has previous experience in mineral exploration or operating a mining and exploration company.

The Company’s Chairman, CEO and a Professional Engineer has visited the American Antimony Project, as well as other members of the Board of Directors have visited the Project. We will rely on the engineering expertise of our Board of Directors, our consulting geologist and other industry professionals to assist in the continuing exploration and further development of the American Antimony Project.

Our officers and directors possess substantial educational backgrounds and extensive experience in business administration, corporate governance, management, and supervisory functions. Several have previously served, or currently serve, as officers or directors of other companies and have considerable experience overseeing business operations and managing corporate affairs. While our officers and directors may not possess specialized expertise in every aspect of the Company’s operations, they intend to engage qualified consultants, technical advisors, and other industry professionals, as necessary, to provide expertise in areas requiring specialized knowledge or experience. Our officers and directors will retain responsibility for the oversight, supervision, and management of these professionals and will continue to direct the Company’s overall business activities, strategic objectives, and day-to-day operations.

Significant Employees

We do not have any significant employees other than our current directors and executive officers named in this Registration Statement.

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Legal Proceedings

During the past ten years, none of the following events would apply to any of our directors or executive officers:

•	A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

•	Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

o	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings-and-loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

o	Engaging in any type of business practice; or

o	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or State securities laws or federal commodities laws;

•	Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

•	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

•	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

•	Such person was the subject of, or a party to, any federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

o	Any federal or State securities or commodities law or regulation; or

o	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

o	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	Such person was the subject of, or a party to, any sanction or order, not subsequently reversed. suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Director Independence

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system, which has requirements that a majority of the board of directors be “independent” and, as a result, we are not at this time required to have our board of directors comprised of a majority of “independent directors.”

Family Relationships

There are familial relationships among our directors and officers. Aarya Shahsavar is the son of the Company’s Chairman and CEO. Shayla Suer is the daughter of the Company’s Chairman and CEO. Janice Shahsavar is the spouse of the Company’s Chairman and CEO.

Audit Committee

We currently do not have a separately standing Audit Committee due to our limited size, and our Board performs the functions that an Audit Committee would otherwise perform.

Compensation Committee

We do not have a Compensation Committee due to our limited size, and our Board performs the functions that a Compensation Committee would otherwise perform. Our Board intends to form a Compensation Committee when needed.

Other Committees

We do not currently have a separately designated standing nominating committee. Further, we do not have a policy concerning the consideration of any director candidates recommended by security holders. To date, no security holders have made any such recommendations. Our board of directors performs all functions that committees would otherwise perform. Given our Board’s present size, it is not practical for us to have committees other than those described above or to have more than two directors on such committees. If we can grow our business and increase our operations, we intend to expand the size of our Board and our committees and allocate responsibilities accordingly.

Potential Conflicts of Interest

Because we do not have an audit or Compensation Committee comprised of independent directors, the functions that such committees would have performed are performed by our directors. Our Board of Directors has not established an Audit Committee and does not have a financial expert, nor has our Board established a nominating committee.

Our Board believes that such committees are not necessary since we are a smaller company, and to date, our directors have been performing such committees’ functions. Thus, there may be a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

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ITEM 6. EXECUTIVE COMPENSATION.

Executive Compensation

The following table and related footnotes show the compensation paid to our named executive officers during the last two completed fiscal years.

Name and Principal Position	Year Ended December 31,	Salary ($)	Stock Awards ($)	All Other Compensation for($)	Total ($)
Mahmood (Mac) J Shahsavar, CEO, and Chairman	2026	0	0	0	0
	2025	0	0	0	0
	2024	0	0	0	0
Dan Paulsen, President	2026	0	0	0	0
	2025	0	0	0	0
	2024	0	0	0	0
Linda MacDonald, Secretary, Treasurer	2026	0	0	0	0
	2025	0	0	0	0
	2024	0	0	0	0
Aarya Shahsavar, Vice President	2026	0	0	0	0
	2025	0	0	0	0
	2024	0	0	0	0
Shayla Suer, Director	2026	0	0	0	0
	2025	0	0	0	0
	2024	0	0	0	0

Employment Agreements

There are currently no employment agreements with the Company’s Officers and Directors.

Outstanding Equity Awards at Fiscal Year-End

There are no outstanding equity awards awarded to our executive Officers and Directors as of November 3, 2026.

Director Compensation

At this time, our directors do not receive cash compensation for serving as members of our board of directors. The term of office for each director is one year or until his/her successor is elected at our annual meeting and qualified.

The duration of office for each of our officers is at the pleasure of the board of directors. The board of directors has no nominating, auditing committee, or compensation committee. Therefore, the selection of a person or election to the board of directors was neither independently made nor negotiated at arm’s length.

During the fiscal year ended December 31, 2025, and quarter ended September 30, 2026, our directors received no compensation for director services.

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Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	–	–
Equity compensation plans not approved by security holders	0	–	0
Total	0	–	0

There are currently no Equity Compensation plans with the Company.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE.

Except as disclosed below, since the beginning of the periods required to be reported under Item 404 of Regulation S-K, there have been no transactions or currently proposed transactions in which the Company was or is to be a participant, involving amounts exceeding the lesser of $120,000 or one percent (1%) of the average of the Company’s total assets at the end of its last two completed fiscal years, in which any director, executive officer, beneficial owner of more than five percent (5%) of the Company’s voting securities, or any immediate family member of such person, had or will have a direct or indirect material interest.

Promissory Notes Payable to Chairman and Chief Executive Officer

The Company’s Chairman and Chief Executive Officer, Mac J Shahsavar, has provided financing to the Company through direct cash advances and payments of operating, administrative, and other corporate expenses on behalf of the Company. These advances are evidenced by executed promissory notes and are reflected in the Company’s financial statements.

As of September 30, 2026, the aggregate outstanding principal balance of promissory notes payable to the Chairman and Chief Executive Officer was approximately $519,532, exclusive of accrued and unpaid interest of approximately $120,842, which is recorded separately in the Company’s financial statements.

The promissory notes bear interest at a rate of eight percent (8%) per annum and have contractual maturity dates of one year from their respective dates of issuance. The notes are unsecured and are not collateralized by any assets of the Company.

As of September 30, 2026, the majority of the promissory notes had reached their contractual maturity dates and remained unpaid. Accordingly, these notes were in default with respect to their repayment obligations.

No formal extensions or amendments to the maturity dates have been executed. The promissory notes do not provide for an additional or increased interest rate upon default.

The largest aggregate principal amount outstanding during the applicable disclosure period was approximately $519,532.

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The Company remains obligated to repay the outstanding principal balances, together with accrued and unpaid interest, in accordance with the contractual provisions of the respective promissory notes. The matured obligations remain outstanding without formal extensions or waivers of the applicable repayment terms.

The advances have been used primarily to support the Company’s working capital requirements, ongoing corporate operations, and administrative expenditures.

These financing arrangements constitute related-party transactions within the meaning of Item 404(a) of Regulation S-K.

Director Independence

The Company’s Chairman and Chief Executive Officer and other board members are not considered an independent director due to their executive management responsibilities and family relationships.

ITEM 8. LEGAL PROCEEDINGS.

We anticipate that we (including any future subsidiaries) will become subject to claims and legal proceedings arising in the ordinary course of business from time to time. It is not feasible to predict the outcome of any such proceedings, and we cannot assure that their ultimate disposition will not have a materially adverse effect on our business, financial condition, cash flows, or results of operations. As of the filing of this Form 10, we are not a party to any pending legal proceedings, nor are we aware of any civil proceeding or government authority contemplating any legal proceeding.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Our common stock is quoted on the OTC Markets under the symbol “XTPT.” The table below sets forth for the periods indicated the quarterly high and low bid prices reported by OTC Markets. Limited trading volume has occurred during these periods.

These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

Fiscal Year Ended December 31, 2025
Quarter	High	Low
First	$0.30	$0.1451
Second	$0.2196	$0.1201
Third	$1.09	$0.17
Fourth	$1.86	$0.44

Fiscal Year Ended December 31, 2024
Quarter	High	Low
First	$0.25	$0.14
Second	$0.2260	$0.1330
Third	$0.2851	$0.0802
Fourth	$0.2799	$0.0850

Quarter Ended September 30, 2026
Quarter	High	Low
First	$1.10	$0.3840
Second	$0.45	$0.1940
Third	$0.2746	$0.13

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Our common stock is considered to be “penny stock” under rules promulgated by the SEC. Under these rules, broker-dealers participating in transactions in these securities must first deliver a risk disclosure document which describes risks associated with these stocks, broker-dealers’ duties, customers’ rights and remedies, market and other information and make suitability determinations approving the customers for these stock transactions based on financial situation, investment experience, and objectives.

Broker-dealers must also disclose these restrictions in writing, provide monthly account statements to customers, and obtain each customer’s specific written consent. With these restrictions, the likely effect of designation as a penny stock is to decrease broker-dealers’ willingness to make a market for the stock, reduce the liquidity of the stock, and increase the transaction cost of sales purchases of these stocks compared to other securities.

Dividend Policy

We have never declared a cash dividend on our common stock, and our board of directors does not anticipate that we will pay cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend upon our financial condition, operating results, capital requirements, restrictions in our agreements, and other factors that our board of directors deems relevant.

We may be obligated to pay dividends to certain holders of our preferred stock, which we pay out of legally available funds from time to time, or reach arrangements with our holders of preferred stock to convert limited quantities of preferred stock at favorable conversion prices instead of dividend payments.

Holders of Record

As of November 3, 2026 an aggregate of 221,362,045 shares of our common stock was issued and outstanding and owned by approximately 452 record stockholders. The number of record holders was determined from our transfer agent’s records and did not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

As set forth below all of the securities the Company has sold within the past three years that were not registered under the Securities Act, including sales of reacquired securities, new issues, securities issued in exchange for property, services, or other securities, new securities resulting from the modification of outstanding securities. No underwriters were involved in connection with these issuances, and the Company used proceeds from such sales for exploration activities and working capital purposes.

Preferred stock issued for cash

From April 28, 2025, through August 14, 2025, the Company issued an aggregate of 6,286.75 shares of Preferred Stock to 18 accredited private-placement investors at a subscription price of $160 per share, for aggregate gross proceeds of $1,003,000. The securities were issued as restricted securities under Regulation D Rule 506 (b) Of the Securities act of 1933. There were no underwriters, underwriting discounts or commissions paid pertaining to this offering.

Common stock issued for services — 2023

On December 31, 2023, the Company issued an aggregate total of 3,200,000 shares of Common Stock to three individuals for consulting services rendered. The shares were issued as restricted securities and relied upon Section 4(a)2 of Regulation D as an allowable exemption.

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Preferred stock issued for services — 2023

On December 31, 2023, the Company issued 500 shares of Preferred Stock to one individual for consulting services performed The shares were issued as restricted securities and relied upon Section 4(a)2 of Regulation D as an allowable exemption.

Mining-claim acquisition — 2024

On May 15, 2024, the Company issued an aggregate of 2,500 shares of Preferred Stock to five mining-claim sellers, consisting of 500 shares each in consideration for the acquisition of mining claims known as the Bernice 4-7. The shares were issued as restricted securities and relied upon Section 4(a)2 of Regulation D as an allowable exemption.

Common stock issued for services — 2024

On May 15, 2024, the Company issued 1,000,000 shares of Common Stock to 2 Individuals for services rendered in connection with the successful negotiation and purchase of the Bernice 4-7 Mining claims. The shares were issued as restricted securities and relied upon Section 4(a)2 of Regulation D as an allowable exemption.

Preferred stock issued for services — 2025

On February 24, 2025, the Company issued 50,000 shares of Preferred Stock to one individual for consulting services between September 2022 and December 2025. The shares were issued as restricted securities and relied upon Section 4(a)2 of Regulation D as an allowable exemption.

On February 24, 2025, the Company issued 1,000 shares of Preferred Stock to one individual for consulting services. The shares were issued as restricted securities and relied upon Section 4(a)2 of Regulation D as an allowable exemption.

On February 24, 2025, the Company issued an aggregate of 6,000 shares of Preferred Stock to five individuals for consulting services, consisting of 1,200 shares each. The shares were issued as restricted securities and relied upon Section 4(a)2 of Regulation D as an allowable exemption.

Common stock issued for services — 2025

On April 28, 2025, the Company issued 1,250,000 shares of Common Stock to one individual for ongoing services. The shares were issued as restricted securities and relied upon Section 4(a)2 of Regulation D as an allowable exemption.

On June 6, 2025, the Company issued 4,816,545 shares of Common Stock to one individual (See Note 9 Settlement Agreement.) and 200,000 shares of Common Stock to another individual for services rendered. The shares were issued as restricted securities and relied upon Section 4(a)2 of Regulation D as an allowable exemption.

On August 14, 2025, the Company issued 200,000 shares of Common Stock to one individual and 1,000,000 shares of Common Stock to another individual for services. The shares were issued as restricted securities and relied upon Section 4(a)2 of Regulation D as an allowable exemption.

Preferred stock issued for services — 2026

On January 9, 2026, the Company issued 50 shares of Preferred Stock to two individuals. The shares were issued as restricted securities and relied upon Section 4(a)2 of Regulation D as an allowable exemption.

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Cancellation of common stock

On August 27, 2025, the Company recorded the cancellation of an aggregate of 15,240,000 previously issued shares of Common Stock held by eight shareholders. This was attributed to the termination of a transaction consummated in 2012, and the shares were not returned to the Company following the termination. (See Note 9 Legal Proceedings).

Additional transactions through the filing date

There were no further issuances of Preferred or Common Stock through the filing date of this Form 10.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Common Stock

We are authorized to issue unlimited shares of common stock, $0.0001 par value. The holders of common stock are entitled to equal dividends and distributions, with respect to the common stock when, as, and if declared by the board of directors from funds legally available for such dividends. No holder of common stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution, or winding up, and after payment of creditors and any amounts payable to senior securities, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so, and in that event, the holders of the remaining shares will not be able to elect any members to the board of directors. No holder of shares of capital stock possessing voting power shall have the right to cumulate their voting power in the election of directors.

At each meeting of holders of shares of capital stock for the election of directors at which a quorum is present, a nominee for election as a director in an uncontested election shall be elected to the board of directors if the number of votes cast for such nominee’s election exceeds the number of votes cast against such nominee’s election. Abstentions will not be considered votes cast for or against a nominee at the meeting. Notwithstanding the foregoing, if the number of candidates exceeds the number of directors to be elected, then, in that election, the nominees receiving the greatest number of votes shall be elected.

An “uncontested election” means any meeting of holders of shares of capital stock at which the number of nominees does not exceed the number of directors to be elected and with respect to which no holder of capital stock has submitted notice of an intent to nominate a candidate for election at such meeting in accordance with the bylaws, as they may be amended from time to time, or, if such a notice has been submitted with respect to such meeting, on or before the tenth day prior to the date that the Company files its definitive proxy statement relating to such meeting with the SEC (regardless of whether or not it is thereafter revised or supplemented), each such notice with respect to such meeting has been (a) withdrawn by its respective submitting stockholder in writing to the Secretary of the Company, (b) determined not to be a valid and effective notice of nomination (such determination to be made by the board of directors (or a designated committee thereof) pursuant’ to the bylaws, or, if challenged in court, by final court order) or (c) determined not to create a bona fide election contest by the board of directors (or a designated committee thereof).

No holder of shares of stock of the Company shall be entitled as of right to purchase or subscribe for any part of any unissued stock of this corporation or of any new or additional authorized stock of the Company of any class whatsoever, or any issue of securities of the Company convertible into stock, whether such stock or securities be issued for money or consideration other than money or by way of dividend, but any such unissued stock or such new or additional authorized stock or such securities convertible into stock may be issued and disposed of to such persons, firms, corporations and associations, and upon such terms as may be deemed advisable by the board of directors without offering to stockholders then of record or any class of stockholders any thereof upon the same terms or upon any terms.

We have never paid any dividends to stockholders of our common stock. The declaration in the future of any cash or stock dividends will depend upon our capital requirements and financial position, general economic conditions, and other pertinent factors. We presently intend not to pay any cash or stock dividends in the foreseeable future. Management intends to reinvest earnings, if any, in the development and expansion of our business. No dividend may be paid on the common stock until all preferred stock dividends are paid in full.

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Preferred Stock

We are authorized to issue 500,000,000 shares of preferred stock, $0.0001 par value, of which 5,000,000 shares have been designated as our Series A Super Voting Preferred Stock.

The powers, preferences, rights, qualifications, limitations, and restrictions pertaining to the preferred stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion. Authority to do is expressly vested in the Board. The authority of the Board concerning each such series of preferred stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series: (1) the voting powers, if any, of the shares of such series and whether such voting powers are full or limited: (2) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid; (3) whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series: (4) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company: (5) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same other any other class or classes of stock or any other security, of the Company or any other corporation or entity, and the rates or other determinants of conversion or exchange applicable thereto; (6) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity; (7) the provisions, if any. of a sinking fund applicable to such series, and (8) any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof of such series.

Series A Super Voting Convertible Preferred Stock

We have designated 5,000,000 shares of preferred stock the Series A Super Voting Preferred Stock with a par and stated value of $0.0001 per share. On March 20, 2023, we issued 1,000,000 shares of Series A Super Voting Preferred Stock to

Initially, there will be no dividends due or payable on the Series A Super Voting Peferred stock. Ant furutre term with respect to dividends shall be determined by the Board of Directors consistent with the Company’s Certificate of Incorporation. Any such future terms concerning dividends shall be reflected in an amendment to the Certificate of Designation, which the Board shall promptly file or cause to be filed with the State of Wyoming.

In the event of any voluntary or involuntary liquidation dissolution, or winding up of the Company, the holders of shares of the Series A Super Voting Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital surplus or earnings.

Except as otherwise required by law or by the articles of incorporation and except as set forth below, the outstanding shares of Series A Super Voting Preferred Stock shall carry a vote of 20,0000 votes for every share held and may be voted together with the shares of common stock and other voting securities of the Company as a single class, regardless of the number of shares of Series A Super Voting Preferred Stock outstanding.

The Company will not, by amendment of the articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this articles of incorporation and in the taking of all such action as may be necessary or appropriate to protect the rights of the holders of the Series A Super Voting Preferred Stock against impairment.

The Series A Super Voting Preferred Stock shall, with respect to distribution rights on liquidation, winding up, and dissolution, (i) rank senior to any of the shares of common stock of the Company, and any other class or series of stock of the Company which by its terms shall rank junior to the Series A Super Voting Preferred Stock, and (ii) rank junior to any other series or class of preferred stock of the Company and any other class or series of stock of the Company which by its term shall rank senior to the Series A Super Voting Preferred Stock.

35

So long as any shares of Series A Super Voting Preferred Stock are outstanding, the Company shall not (i) alter or change any of the powers, preferences, privileges, or rights of the Series A Super Voting Preferred Stock, or (ii) amend the provisions of this section; in each case, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the outstanding shares of Series A Super Voting Preferred Stock, as to changes affecting the Series A Super Voting Preferred Stock.

The shares of the Series A Super Voting Preferred Stock are not redeemable.

So long as any shares of Series A Super Voting Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent as provided by the Wyoming Business Corporation Act) of the Holders of at least a majority of the then outstanding shares of Series A Super Voting Preferred Stock: (a) alter or change the rights, preferences or privileges of the Series A Super Voting Preferred Stock;

(b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series A Super Voting Preferred Stock; (c) create any new class or series of capital stock having a preference over the Series A Super Voting Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company (as previously defined, “Senior Securities”; (d) create any new class, or series of capital stock ranking pari passu with the Series A Super Voting Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company {as previously defined ’‘Pari Passu Securities”); (e) increase the authorized number of shares of Series A Super Voting Preferred Stock; (f) issue any shares of Series A Super Voting Preferred Stock other than pursuant to the Securities Purchase Agreement with the original parties thereto; (g) issue any additional shares of Senior Securities; or (h) or declare or pay any cash dividend or distribution on any Junior Securities.

If holders of at least a majority of the then outstanding shares of Series A Super Voting Preferred Stock agree to allow the Company to alter or change die rights, preferences, or privileges of the shares of Series A Super Voting Preferred Stock, then the Company shall deliver notice of such approved change to the holders of the Series A Super Voting Preferred Stock that did not agree to such alteration or change (the “Dissenting Stockholders”).

If at any time or from time to time there shall be (i) a merger or consolidation of the Company with or into another corporation, (ii) the sale of all or substantially all of the Company’s capital stock or assets to any other person, (iii) any other form of business combination or reorganization in which the Company shall not be the continuing or surviving entity of such business combination or reorganization, or (iv) any transaction or series of transactions by the Company in which more than 50 percent (50%) of the Company’s voting power is transferred (each a “Reorganization” then as a part of such Reorganization, the provision shall be made so that the holders of the Series A Super Voting Preferred Stock shall thereafter be entitled to receive the same kind and amount of stock or other securities or property (including cash) of the Company, or the successor corporation resulting from such Reorganization.

The Company will not, by amendment of its articles of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of the Certificate of Designation and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of the Series A Super Voting Preferred Stock against impairment.

The entirety of the shares of Series A Super Voting Preferred Stock outstanding as such time shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into two thousand (2,000) shares of fully paid and non-assessable shares of common stock for every share held of Series A Super Voting Preferred Stock.

36

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Wyoming Business Corporation Act (the “WBCA”) provides for the limitation of liability and indemnification of directors and officers of a Wyoming corporation under certain circumstances.

W.S. § 17-16-202(b)(iv) provides that a corporation’s articles of incorporation may contain a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any action taken, or failure to take any action, as a director, except for liability arising from: (i) the amount of a financial benefit received by the director to which the director is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of W.S. § 17-16-833, relating to unlawful distributions; or (iv) an intentional violation of criminal law.

In addition, W.S. § 17-16-202(b)(v) permits a corporation’s articles of incorporation to contain a provision permitting or making obligatory the indemnification of a director for liability to any person arising from any action taken, or failure to take any action, as a director, except for liability arising from: (i) receipt of a financial benefit to which the director is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of W.S. § 17-16-833; or (iv) an intentional violation of criminal law.

Under W.S. § 17-16-851, a corporation may indemnify an individual who is a party to a proceeding because the individual is a director against liability incurred in the proceeding if the director acted in good faith, reasonably believed that his or her conduct was in, or at least not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A director may also be indemnified for conduct for which broader indemnification has been made permissible or obligatory under the corporation’s articles of incorporation as authorized by W.S. § 17-16-202(b)(v).

The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, by itself, establish that the director failed to satisfy the applicable standard of conduct.

Except as otherwise ordered by a court pursuant to W.S. § 17-16-854, a corporation generally may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding where it is determined that the director satisfied the applicable standard of conduct. Indemnification also generally may not be provided in connection with a proceeding in which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled.

W.S. § 17-16-852 provides for mandatory indemnification where a director has been wholly successful, on the merits or otherwise, in the defense of a proceeding to which the director was a party because he or she was a director of the corporation. In such circumstances, the corporation is required to indemnify the director against reasonable expenses incurred in connection with the proceeding.

W.S. § 17-16-853 permits a corporation, before final disposition of a proceeding, to advance funds to pay or reimburse expenses incurred by a director in connection with the proceeding, subject to the statutory requirements. These requirements generally include a written affirmation by the director of the director’s good-faith belief that the applicable standard of conduct has been satisfied, or that the proceeding involves conduct for which liability has been eliminated under the articles of incorporation, together with a written undertaking to repay the advanced funds if it is ultimately determined that the director is not entitled to indemnification. The undertaking is an unlimited general obligation of the director but need not be secured and may be accepted without regard to the director’s financial ability to make repayment.

Under W.S. § 17-16-855, indemnification pursuant to W.S. § 17-16-851 generally must be authorized for the specific proceeding after a determination has been made that indemnification is permissible because the director satisfied the applicable statutory standard of conduct. Such determination generally may be made by qualified directors, special legal counsel or the shareholders, in accordance with the procedures specified in the WBCA.

W.S. § 17-16-856 provides that a corporation may indemnify and advance expenses to an officer who is a party to a proceeding because he or she is an officer to the same extent as a director. An officer who is not also a director may be entitled to broader indemnification as provided in the articles of incorporation, bylaws, a resolution of the board of directors or a contract, subject to statutory limitations. Such additional indemnification may not extend to certain liabilities, including liability arising from receipt of a financial benefit to which the officer was not entitled, intentional infliction of harm on the corporation or its shareholders, or an intentional violation of criminal law.

37

W.S. § 17-16-857 further provides that a corporation may purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation, or who serves at the corporation’s request in certain capacities for another entity or employee benefit plan, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director or officer, whether or not the corporation would otherwise have the power to indemnify or advance expenses to the individual under the WBCA.

Under W.S. § 17-16-858, a corporation may, through its articles of incorporation or bylaws, a resolution adopted by its board of directors or shareholders, or a contract approved by its board of directors or shareholders, obligate itself in advance to provide indemnification in accordance with W.S. § 17-16-851 or to advance funds or reimburse expenses in accordance with W.S. § 17-16-853. A provision obligating the corporation to provide indemnification “to the fullest extent permitted by law” is generally deemed also to obligate the corporation to advance funds or reimburse expenses to the fullest extent permitted by law unless the provision specifically provides otherwise.

The foregoing discussion is a summary of certain provisions of the Wyoming Business Corporation Act relating to limitation of liability, indemnification and advancement of expenses and is qualified in its entirety by reference to the applicable provisions of the WBCA and the Company’s articles of incorporation and bylaws.

A right to indemnification or the advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

According to our bylaws, we will indemnify a “Proper Person,” as defined in the bylaws, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because he is or was a director, officer, employee, fiduciary or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, or other enterprise or employee benefit plan. We will indemnify any Proper Person against reasonably incurred expenses (including attorneys’ fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan), and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined that he conducted himself in good faith and that he reasonably believed.

(i) in the case of conduct in his official capacity with the Company, that his conduct was in the Company’s best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the Company’s best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful.

Official capacity means, when used with respect to a director, the office of director and, when used with respect to any other Proper Person, the office in a corporation held by the officer or the employment, fiduciary or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the Company. Official capacity does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

No indemnification will be made to a Proper Person with respect to any claim, issue or matter in connection with a proceeding by or in the right of a corporation in which the Proper Person was adjudged liable to the Company or in connection with any proceeding charging that the Proper Person derived an improper personal benefit, whether or not involving action in an official capacity, in which he was adjudged liable on the basis that he derived an improper personal benefit. Further, indemnification in connection with a proceeding brought by or in the right of the Company shall be limited to reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding.

We will indemnify any Proper Person who was wholly successful, on the merits or otherwise, in defense of any action, suit, or proceeding as to which he was entitled to indemnification against expenses (including attorneys’ fees) reasonably incurred by him in connection with the proceeding without the necessity of any action by the Company other than the determination in good faith that the defense has been wholly successful.

Further, we expect to enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions in the WS and our governing documents. Such agreements may require we, among other things, advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

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ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

39

XTRA ENERGY CORPORATION

Audited Financial Statements & Report of

Independent Registered Public Accounting Firm

December 31, 2025, and 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

XTRA Energy Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Xtra Energy Corporation and its subsidiary (“the Company”, “XTRA”) as of December 31, 2025, and 2024, and the related statements of Operations and Comprehensive Income (Loss), changes in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and 2024, and the results of its operations and its cash flows for each of the two-year period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s losses from operations and accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America (GAAS). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/S/ INTEGRITAT CPA (PCAOB ID 6624)

We have served as the Company’s auditor since 2026.

Boca Raton, Florida

September 8, 2026

F-1

XTRA ENERGY CORPORATION

BALANCE SHEETS

	December 31,	December 31,
	2025	2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$200,221	$3,463
Prepaid expenses and other assets	31,608	–
TOTAL CURRENT ASSETS	231,829	3,463

NON-CURRENT ASSETS
Mineral properties	202,617	137,302
Equipment	28,086	–
TOTAL NON-CURRENT ASSETS	230,703	137,302
TOTAL ASSETS	$462,532	$140,765
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$106,893	$64,807
Notes payable-related party	452,668	405,249
TOTAL CURRENT LIABILITIES	559,561	470,056
NON-CURRENT LIABILITIES	–	–
TOTAL LIABILITIES	559,561	470,056

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.0001 par value; 500,000,000 shares authorized; 1,266,769 issued and outstanding as of December 31, 2025 and 1,203,500 issued and outstanding as of December 31, 2024	127	120
Common stock, $0.0001 par value; unlimited shares authorized; 217,778,045 shares issued and outstanding as of December 31, 2025 and 225,551,500 issued and outstanding as of December 31, 2024	21,778	22,555
Additional paid in capital	4,844,106	1,444,480
Accumulated deficit	(4,963,040)	(1,796,446)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(97,029)	(329,291)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$462,532	$140,765

The accompanying notes are an integral part of these audited financial statements

F-2

XTRA ENERGY CORPORATION

STATEMENTS OF OPERATIONS

	For the year ended
	December 31, 2025	December 31, 2024
Operating expenses:

General and administrative expenses	$738,327	$157,463
Share based compensation	2,395,855	158,900
Total operating expenses	3,134,182	316,363

Loss from Operations	(3,134,182)	(316,363)

Other income (expense)
Interest expense	(32,412)	(16,045)
Total other income (expense)	(32,412)	(16,045)

Loss Before Income Taxes	(3,166,594)	(332,408)

Less: Provision for Income Taxes	–	–

Net Loss	$(3,166,594)	$(332,408)

Basic and Dilutive Net Loss Per Share	$(0.01)	$(0.00)

Weighted average number of shares outstanding:
Basic and diluted	224,256,070	225,182,648

The accompanying notes are an integral part of these audited financial statements

F-3

XTRA ENERGY CORPORATION

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock at Par $0.0001		Common Stock at Par $0.0001		Additional Paid -in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2023	1,201,000	$120	224,551,500	$22,455	$1,280,680	$(1,464,038)	$(160,783)

Common shares for compensation	–	–	1,000,000	100	158,800	–	158,900

Preferred shares for mining claims	2,500	–	–	–	5,000	–	5,000

Net loss	–	–	–	–	–	(332,408)	(332,408)

Balance, December 31, 2024	1,203,500	$120	225,551,500	$22,555	$1,444,480	$(1,796,446)	$(329,291)

Common shares for compensation	–	–	7,466,545	747	2,212,709	–	2,213,456

Cancellation of common shares	–	–	(15,240,000)	(1,524)	1,524	–	–

Preferred shares for compensation	57,000	6	–	–	182,394	–	182,400

Preferred shares by subscription	6,269	1	–	–	1,002,999	–	1,003,000

Net loss	–	–	–	–	–	(3,166,594)	(3,166,594)

Balance, December 31, 2025	1,266,769	$127	217,778,045	$21,778	$4,844,106	$(4,963,040)	$(97,029)

The accompanying notes are an integral part of these audited financial statements

F-4

XTRA ENERGY CORPORATION

STATEMENTS OF CASH FLOWS

	For the year ended
	December 31, 2025	December 31, 2024
OPERATING ACTIVITIES
Net Income/ (Loss)	$(3,166,594)	$(332,408)
Adjustments to reconcile net loss to net cash used in operating activities
Share based compensation	2,395,856	158,900
Changes in assets and liabilities:
(Increase) decrease in assets
Prepaid expenses and other assets	(31,608)	–
Increase (decrease) in liabilities
Accounts payable and accrued expenses	42,086	19,000
Net Cash used in operating activities	(760,260)	(154,508)

INVESTING ACTIVITIES
Purchase of mining rights	(65,315)	(46,610)
Purchase of equipment	(28,086)	–
Net cash used in investing activities	(93,401)	(46,610)

FINANCING ACTIVITIES
Proceeds from share subscriptions	1,003,000	–
Proceeds from notes payable	47,419	204,581
Net cash provided by financing activities	1,050,419	204,581
NET INCREASE/(DECREASE) IN CASH	196,758	3,463

CASH AT BEGINNING OF PERIOD	3,463	–

Cash, end of period	$200,221	$3,463

Supplemental Cash Flow Information:
Cash paid during the period
Interest Paid	$–	$–
Taxes Paid	$–	$–

Supplemental Non-Cash Investing and Financing activities
Cancellation of common shares	1,524	–
Preferred shares issued to purchase mining claims	–	5,000

The accompanying notes are an integral part of these audited financial statements

F-5

XTRA ENERGY CORPORATION
Notes to the Financial Statements
For the Years Ended December 31, 2025 and 2024

Note 1 — Nature of Business and Operations

Xtra Energy Corporation (the “Company”) was originally incorporated in Nevada under the name Turner Group, Inc. In April 1999, the Company changed its name to AutoAuction.com, Inc. In January 2005, the Company redomiciled its corporate jurisdiction from Nevada to Wyoming and subsequently changed its name to HLV Trading Corp. in March 2005. In August 2006, the Company changed its name to X-Tra Petroleum, and in November 2010 changed its name to Xtra Energy Corporation, which remains its current name.

The Company initially acquired 825 acres comprising 40 mineral claims. The Company subsequently acquired an additional 3,588 acres comprising 161 claims, bringing this claim group to 201 claims covering approximately 4,153 acres. In addition, the Company acquired 40 claims in Okanogan County, Washington and 60 claims in Lander County, Nevada.

The Company is an exploration stage company, engaged in the exploration and development of mineral properties, principally targeting antimony. Antimony is an industrial semi-metal used in, among other applications, batteries, semiconductors, flame-retardant materials, paints and enamels. More than five past-producing mines are located on the Company’s claims.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America of (“US GAAP”) as found in the Accounting Standards Codification (“ASC”), and the Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”) and are expressed in US Dollars. The financial statements should be read in conjunction with the notes contained herein as part of the Company’s Form 10 filing under the Securities Exchange Commission. The following is a summary of significant accounting policies applicable to the Company. The Company’s fiscal year ends on December 31.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of expenses during the reporting period. Significant estimates and judgments include, among other matters, stock-based compensation, valuation of financial instruments, recoverability of mineral property interests, and valuation allowances for deferred tax assets.

Management bases its estimates and assumptions on current facts, historical experience and other factors believed to be reasonable under the circumstances. Actual results could differ materially from those estimates, and revisions to estimates are recognized prospectively in the period in which the estimates are revised.

Cash and Cash Equivalents

Cash and cash equivalents include short-term, highly liquid investments, such as cash on account with commercial banks, certificates of deposit or money market funds that are readily convertible to known amounts of cash and have original maturities of 90 days or less. All cash balances are held by major banking institutions.

Mineral Properties

The Company is an exploration-stage mining company engaged in the exploration and evaluation of mineral properties and has not established any proven or probable mineral reserves or commenced commercial production.

Costs incurred to acquire mineral property interests, including mineral claims and other rights to explore for and develop mineral deposits, are capitalized when the Company obtains the applicable legal rights and the costs meet the recognition criteria under U.S. GAAP. Such costs may include direct acquisition costs, staking and filing fees, and other costs directly attributable to obtaining mineral property interests.

F-6

Exploration and evaluation expenditures incurred during the exploration stage are expensed as incurred. Such expenditures include geological and geophysical studies, sampling, drilling, assaying, exploration labour, and other costs incurred to evaluate the existence, location, quantity, grade, or economic potential of mineral deposits.

Costs incurred to maintain and retain mineral properties during the exploration stage are also expensed as incurred, unless such costs qualify for capitalization under applicable U.S. GAAP.

Capitalized mineral property acquisition costs are not amortized while the properties remain in the exploration stage. The Company evaluates its capitalized mineral property interests for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Such events or circumstances may include the abandonment, expiration, or relinquishment of mineral claims; unsuccessful exploration results; significant adverse changes in the Company’s plans or ability to develop the properties; or other factors indicating that the carrying amount may not be recoverable.

When the Company determines that a mineral property has no future economic benefit, the related capitalized costs are written off in the period such determination is made. If a property advances to the development or production stage, subsequent expenditures will be accounted for in accordance with the applicable U.S. GAAP guidance for development and production-stage mining activities.

Fixed assets

Property and equipment are recorded at cost, net of accumulated depreciation and amortization. Property and equipment generally include purchases of items with a per-unit value greater than $1,000 and an estimated useful life greater than one year. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the related lease terms or their estimated useful lives.

Contingent Liabilities

The Company accounts for its contingent liabilities in accordance with ASC 450 “Contingencies”. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

With respect to legal matters, provisions are reviewed, and financial information is adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter.

Related party disclosures

Under ASC 850 “Related Party Transactions,” an entity or person is considered to be a “related party” if it has control, significant influence or is a key member of management or personnel. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The Company in accordance with the standard ASC 850 presents disclosures about related party transactions and outstanding balances with related parties. See Notes 4 and 5.

Basic and diluted earnings per share

The Company computes earnings per share in accordance with ASC 260, “Earnings Per Share.” Basic EPS is calculated by dividing the income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Instruments that could potentially dilute basic EPS in the future, such as stock options, unvested restricted shares, and convertible debt, are included in the computation of diluted EPS. However, these instruments are excluded from the calculation of diluted EPS if their effect is anti-dilutive. An instrument is considered anti-dilutive when its inclusion increases EPS or decreases the loss per share from continuing operations.

F-7

For the years ended December 31, 2025 and 2024, potentially dilutive common stock equivalents excluded from diluted earnings (loss) per share because their effect was anti-dilutive were as follows:

Potential Common Shares	December 31, 2025	December 31, 2024
Convertible notes, including interest	36,976,542	36,383,792
Convertible preferred shares	2,532,538,000	2,406,000,000
Total possible dilutive shares	2,569,514,542	2,442,383,742

Foreign Currency

The Company’s functional and reporting currency is the U.S. dollar. Transactions denominated in currencies other than the U.S. dollar are remeasured into U.S. dollars in accordance with ASC 830, Foreign Currency Matters. Monetary assets and liabilities denominated in foreign currencies are remeasured using exchange rates in effect at the balance sheet date, and resulting transaction gains and losses are recognized in the statements of operations.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The core principle of ASC 606 is that revenue is recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

The Company applies the following five-step model in determining revenue recognition:

1.	Identify the contract with a customer;
2.	Identify the performance obligations in the contract;
3.	Determine the transaction price;
4.	Allocate the transaction price to the performance obligations; and
5.	Recognize revenue when, or as, the Company satisfies a performance obligation.

The transaction price represents the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to a customer. The transaction price may include fixed consideration, variable consideration, or both. When determining the transaction price, the Company considers, as applicable, variable consideration, constraints on variable consideration, significant financing components, noncash consideration, and consideration payable to a customer.

Mineral and Antimony Sales

When the Company commences commercial production and enters into contracts with customers for the sale of antimony or other mineral products, revenue will be recognized when control of the products transfers to the customer in accordance with the applicable contractual terms. The transfer of control will generally occur upon delivery of the mineral products to the customer or other point specified in the contract when the customer obtains the ability to direct the use of and obtain substantially all of the remaining benefits from the products.

The Company will consider the specific terms of each sales arrangement in determining the appropriate point of revenue recognition, including delivery terms, acceptance provisions, rights of return, pricing provisions, and other contractual terms.

Variable Consideration

Where consideration is subject to variability, including adjustments based on the quantity, quality, grade, assay results, or other characteristics of mineral products, the Company will estimate variable consideration in accordance with ASC 606 and include amounts in the transaction price only to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty is subsequently resolved.

F-8

Royalties, Streaming and Other Mineral-Related Arrangements

If the Company enters into royalty, streaming, offtake, joint marketing, processing, or other arrangements involving mineral properties or mineral products, the Company will evaluate each arrangement to determine whether it represents a contract with a customer within the scope of ASC 606 or is subject to other applicable U.S. GAAP guidance. Revenue will be recognized based on the applicable accounting guidance and the specific contractual terms of the arrangement.

Contract Balances

Amounts received from customers before the Company satisfies the related performance obligations will be recorded as contract liabilities or deferred revenue, as applicable. Amounts for which the Company has an unconditional right to consideration will be recorded as accounts receivable.

The Company had no revenue from contracts with customers during the years ended December 31, 2025 and 2024.

Income Taxes

The Company accounts for income taxes using the asset-and-liability method in accordance with ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as for net operating loss and tax credit carry forwards.

Deferred tax assets are reduced by a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which the temporary differences are expected to be recovered or settled. The effects of changes in tax rates are recognized in income in the period in which the change in tax law is enacted.

The Company recognizes the financial statement benefit of an uncertain tax position only when it is more likely than not that the position will be sustained upon examination, based on the technical merits of the position. The amount of tax benefit recognized is measured as the largest amount of benefit that is greater than 50% likely to be realized upon ultimate settlement.

The Company recognizes interest and penalties related to uncertain tax positions, if applicable, as a component of income tax expense.

Stock-Based Compensation

The Company accounts for share-based payments in accordance with ASC 718, Compensation—Stock Compensation. Equity-classified awards are measured at fair value on the grant date and recognized as compensation cost over the requisite service period. The fair value of stock options, when applicable, is estimated using an appropriate option-pricing model, such as the Black-Scholes model. Awards of common stock are measured using the fair value of the Company’s common stock on the applicable measurement date. Awards involving preferred stock are measured in accordance with the applicable U.S. GAAP measurement guidance based on the facts and circumstances of the award. When observable market prices are not available, the Company may use an independent valuation or other appropriate valuation technique to estimate fair value.

Fair value of financial instruments

In accordance with ASC 820, Fair Value Measurement, the Company categorizes financial instruments in a ‘fair value hierarchy’. The hierarchy categorizes the inputs used in valuation techniques into three levels. The hierarchy gives the highest priority to (unadjusted) quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The following are the three categories related to the fair value measurement of such assets or liabilities:

Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date, it holds a position in a single asset or liability and the asset or liability is traded in an active market.

F-9

Level 2 inputs are inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Inputs are derived principally from or corroborated by observable market data by correlation or other means (‘market-corroborated inputs’).

Level 3 inputs are unobservable for the asset or liability. An entity develops unobservable inputs using the best information available in the circumstances, which might include the entity’s own data, taking into account all information about market participant assumptions that is reasonably available.

The classification of a fair value measurement within the hierarchy is based on the lowest-level input that is significant to the fair value measurement.

The carrying amounts of the Company’s financial instruments, including cash, accounts payable, accrued interest, and notes payable, approximate their fair values due primarily to the short-term nature or other applicable terms of these instruments. As of December 31, 2025, and 2024, the Company had no assets or liabilities that were required to be measured at fair value on a recurring basis. Accordingly, there were no assets or liabilities classified within Level 1, Level 2, or Level 3 of the fair value hierarchy as of December 31, 2025, or 2024.

Convertible Financial Instruments and Derivative Features

The Company evaluates the terms of its convertible financial instruments to determine whether embedded features require separate accounting as derivative instruments under ASC 815, Derivatives and Hedging. An embedded feature is bifurcated from its host contract when the applicable criteria for derivative accounting are met, and the feature does not qualify for an available scope exception.

The Company evaluates conversion features to determine whether they meet the definition of a derivative and whether they qualify for the applicable scope exception for contracts in the Company’s own equity under ASC 815-40.

Based on the Company’s evaluation of its convertible financial instruments, the embedded conversion features did not require separate accounting as derivative liabilities as of December 31, 2025, and 2024. Accordingly, no derivative liabilities were recognized in the accompanying financial statements.

When an embedded feature is required to be accounted for separately as a derivative, the derivative is initially measured at fair value and subsequently remeasured at fair value at each reporting date, with changes in fair value recognized in earnings unless otherwise required by U.S. GAAP.

Recently Adopted Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Expense Disaggregation Disclosures (Subtopic 220-40) - Companies must break out major expense categories (e.g., labour, depreciation) in the notes to financial statements aimed at improving transparency. Effective for annual periods after Dec 15, 2026 (early adoption allowed). This is applicable to the Company but it’s not yet effective and the Company has not elected early adoption and currently evaluating the impact.

Business segments

The Company uses the “management approach” to identify its reportable segments. The management approach designates the internal organization used by management for making operating decisions and assessing performance as the basis for identifying the Company’s reportable segments. Using the management approach, the Company determined that it has one operating segment.

Subsequent Events

The Company follows the guidance in ASC 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

F-10

Note 3 — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the continuity of operations, realization of assets and settlement of liabilities in the normal course of business.

As reflected in the financial statements, the Company had an accumulated deficit of $4,963,040 as of December 31, 2025 and $1,796,446 as of December 31, 2024. The Company incurred net losses of $3,166,594 and $332,408 for the years ended December 31, 2025 and 2024, respectively. Net cash used in operating activities was $760,260 for the year ended December 31, 2025 and $154,508 for the year ended December 31, 2024. The Company has not generated revenue. In addition, as of December 31, 2025, the Company had current liabilities of $559,561 compared with current assets of $231,829 and a working capital deficit of $327,732. These conditions, along with the Company’s recurring losses, accumulated deficit, negative operating cash flows, and lack of revenue, raise substantial doubt about the Company’s ability to continue as a going concern.

Management intends to continue implementing the Company’s business plan and to seek additional capital through private or public equity offerings, debt financing, or a combination thereof. The Company’s ability to continue as a going concern is dependent on its ability to obtain adequate financing and, ultimately, to generate sufficient cash flows from operations. Management’s plans are intended to provide the Company with sufficient liquidity to fund its operations and pursue its exploration activities; however, there can be no assurance that the Company will be successful in obtaining additional financing or generating sufficient cash flows from operations. There can be no assurance that additional financing will be available on acceptable terms, or at all.

As a result, management has concluded that its plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date the financial statements are issued.

The financial statements do not include adjustments to the recoverability or classification of recorded assets or to the amounts or classification of liabilities that might be necessary if the Company is unable to continue as a going concern.

Note 4 — Notes Payable and Accrued Interest – Related Party

The Company has entered convertible promissory notes with Shayla Investments LLC, a related party. The notes bear interest at 8% per annum, are unsecured, and provide the holder with the option to convert outstanding principal and accrued interest into shares of the Company’s common stock at the applicable conversion price specified in each note.

The notes generally limit conversions to 4.99% of the Company’s issued and outstanding common stock per issuance. The notes also contain customary provisions relating to events of default, acceleration, prepayment and anti-dilution.

The following table summarizes the Company’s related-party convertible promissory notes as of December 31, 2025, and 2024:

Note Holder	Issuance Date	Maturity Date	Status at 12/31/2025	Conversion Price	12/31/2024 Principal	12/31/2024 Accrued Interest	12/31/2025 Principal	12/31/2025 Accrued Interest
Shayla Investments LLC	31-Dec-17	31-Dec-23	In default	$0.005	$80,762	$45,268	$80,762	$51,729
Shayla Investments LLC	31-Dec-21	31-Dec-23	In default	$0.005	8,242	1,979	8,242	2,639
Shayla Investments LLC	31-Dec-22	31-Dec-23	In default	$0.08	64,665	10,346	64,665	15,520
Shayla Investments LLC	31-Dec-23	31-Dec-24	In default	$0.08	46,867	3,751	46,867	7,459
Shayla Investments LLC	31-Dec-24	31-Dec-25	In default	$0.08	205,113	–	205,113	16,409
Shayla Investments LLC	31-Dec-25	31-Dec-26	Active	$0.08	–	–	47,020	–
Total					$405,249	$61,344	$452,668	$93,756

F-11

The notes issued in 2017, 2021 and 2022 each matured on December 31, 2023, and remain outstanding. The 2017 and 2021 notes are convertible at $0.005 per share, while the 2022 note is convertible at $0.08 per share.

On December 31, 2023, the Company issued a new convertible promissory note to Shayla Investments LLC in the principal amount of $46,867. The note bears interest at 8%, is convertible into common stock at $0.08 per share, and matures on December 31, 2024.

On December 31, 2024, the Company issued a new convertible promissory note to Shayla Investments LLC in the principal amount of $205,113. The note bears interest at 8%, is convertible into common stock at $0.08 per share, and matures on December 31, 2025.

On December 31, 2025, the Company issued a new convertible promissory note to Shayla Investments LLC in the principal amount of $47,020. The note bears interest at 8%, is convertible into common stock at $0.08 per share, and matures on December 31, 2026.

The notes provide that, upon an event of default, the lender may declare the outstanding principal, accrued interest and other amounts immediately due and payable. The notes are unsecured and do not bear a separate default interest rate.

Shayla Investments LLC is considered a related party because Mac Shahsavar is the Managing Member of Shayla Investments LLC and is also the Company’s Chairman and Chief Executive Officer.

As of December 31, 2025 and 2024, the Company had related-party notes payable of $452,668 and $405,249, respectively, and accrued interest of $93,756 and $61,344, respectively.

Note 5 — Related Party Transactions

The Company’s Chairman and Chief Executive Officer has provided funding to support the Company’s ongoing operations through Shayla Investments LLC, a limited liability company owned by the Chairman and Chief Executive Officer. Amounts advanced are related-party transactions and may be settled in cash or, where permitted by the applicable agreement and U.S. GAAP, through the issuance of the Company’s capital stock. Expenses incurred on behalf of the Company in the ordinary course of Company business are eligible for reimbursement.

As of December 31, 2025, the Company had no compensation agreements or arrangements with its directors or officers other than transactions otherwise disclosed in these financial statements. For additional information regarding the Company’s related-party notes payable and accrued interest, see Note 4 — Notes Payable and Accrued Interest — Related Party.

Note 6 — Mineral Properties and Exploration Activities

The Company is an exploration-stage mining company focused on the exploration and development of mineral properties, including properties projective for antimony. The Company has not commenced commercial production and, accordingly, has not generated revenue from the sale of minerals.

Mineral Properties

Mineral property costs consist primarily of costs incurred to acquire and maintain mineral claims and other mineral property interests. The Company capitalizes acquisition costs of mineral properties when the applicable criteria for capitalization under U.S. GAAP are met. Exploration and evaluation expenditures incurred prior to establishing the technical feasibility and commercial viability of mineral properties are expensed as incurred unless such costs qualify for capitalization under applicable U.S. GAAP.

The Company’s mineral properties primarily relate to the American Antimony Project, Stibium Creek Property and Crystalite Project. Mineral property costs consist primarily of costs incurred to acquire and maintain mineral claims and other mineral property interests.

F-12

During 2024, the Company had 79 American Antimony Project claims at the beginning of the year, acquired 124 additional claims, and wrote off or disposed of two claims, resulting in 201 claims at December 31, 2024. Additions to mineral properties during 2024 were $52,702, primarily related to the acquisition and maintenance of additional American Antimony Project claims. The Company recognized a $1,092 write-off related to two mining claims that were no longer active.

The Company did not hold any Stibium Creek Property or Crystalite Project claims during 2024. Accordingly, the carrying amount of mineral properties was $137,302 at December 31, 2024, compared with $85,692 at December 31, 2023.

During 2025, the Company had 201 American Antimony Project claims at the beginning of the year and ended the year with 201 claims. The Company acquired 60 Stibium Creek Property claims and 97 Crystalite Project claims during 2025 and subsequently wrote off 57 Crystalite Project claims, resulting in 60 Stibium Creek Property claims and 40 Crystalite Project claims at December 31, 2025. The Company incurred $93,979 of additions to mineral properties during 2025, consisting of $11,223 related to the American Antimony Project, $33,977 related to the Stibium Creek Property and $48,779 related to the Crystalite Project. The Company recognized an impairment/write-off of $28,664 related to the 57 Crystalite Project claims during 2025. Accordingly, the carrying amount of mineral properties was $202,617 at December 31, 2025, compared with $137,302 at December 31, 2024.

Property	Location	No. of Claims	Approx. Acreage	Nature of Interest	Principal Mineral	Claim Status / Maintenance	December 31, 2025	December 31, 2024
American Antimony Project	Nevada	201	4,153	Mining claims	Antimony	Active / current	201 Claims / 4153 acres	201 Claims / 4153 acres
Stibium Creek	Nevada	60	1,240	Mining claims	Antimony	Active / current	60 Claims / 1240 acres
Crystalite	Washington	40	826	Mining claims	Antimony	Active / current	40 Claims / 826 acres
Total		301	6,219				301 Claims / 6219 acres	201 Claims / 4153 acres

The following table summarizes the Company’s mineral property activity for the years ended December 31, 2025, and 2024:

Mineral Properties	December 31, 2025	December 31, 2024
Beginning balance	$137,302	$85,692
Additions	93,979	52,702
Impairment / write-off	-28,664	-1,092
Ending balance	$202,617	$137,302

Exploration Activities

The Company is currently in the exploration stage and has not established the commercial viability of its mineral properties. Exploration and evaluation activities are undertaken to assess the mineral potential and economic viability of the Company’s properties. Costs associated with exploration activities that do not meet the criteria for capitalization are expensed as incurred.

The Company expects to incur additional exploration and evaluation expenditures as it continues to assess its mineral properties. There can be no assurance that the Company’s exploration activities will result in the discovery of commercially viable mineral deposits or that the Company’s mineral properties will ultimately be developed into producing properties.

F-13

Impairment and Write-off of Mineral Properties

The Company evaluates its mineral properties for impairment when events or changes in circumstances indicate that the carrying amount of a mineral property may not be recoverable. When the carrying amount of a mineral property is determined to be impaired, the Company recognizes an impairment loss in accordance with applicable U.S. GAAP.

During 2025, the Company recognized an impairment/write-off of $28,664 related to 57 claims associated with the Crystalite Project. During 2024, the Company recognized a $1,092 write-off related to two mining claims associated with the American Antimony Project that were no longer active.

As a result of these impairment and write-off activities, the carrying amount of mineral properties was $202,617 and $137,302 as of December 31, 2025, and 2024, respectively.

Note 7 — Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts payable, accrued liabilities, notes payable and accrued interest. The carrying amounts of cash, accounts payable and accrued liabilities approximate their fair values due to the short-term nature of these instruments. The Company’s related-party notes payable are carried at their principal amounts, together with accrued interest, in accordance with the applicable U.S. GAAP guidance.

The Company has not elected to measure these instruments at fair value. The Company evaluates the fair value of financial instruments in accordance with ASC 820, Fair Value Measurement, and ASC 825, Financial Instruments. There were no financial instruments measured at fair value on a recurring basis as of December 31, 2025 and 2024.

Note 8 — Earnings Per Share

Basic earnings per share (“EPS”) is calculated by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS is calculated using the weighted-average number of common shares outstanding and, when applicable, the dilutive effect of potentially issuable common shares. Because the Company reported net losses for the years ended December 31, 2025, and 2024, potentially dilutive securities were excluded from the calculation of diluted EPS because their inclusion would have been antidilutive.

The following table presents the calculation of basic and diluted loss per share for the years ended December 31, 2025, and 2024:

Earnings Per Share	December 31, 2025	December 31, 2024
Net loss attributable to common stockholders	$3,166,594	$332,408
Weighted-average number of common shares outstanding – basic	224,256,070	225,182,648
Basic loss per share	$0.01	$0.00
Effect of potentially dilutive securities	–	–
Weighted-average number of common shares outstanding – diluted	224,256,070	225,182,648
Diluted loss per share	$0.01	$0.00

Potentially dilutive securities excluded from diluted EPS include shares issuable upon conversion of the Company’s convertible notes and Series A Preferred Stock. Because the Company reported a net loss for each period presented, the inclusion of these potentially dilutive securities would have been anti-dilutive.

F-14

Note 9 — Commitments and Contingencies

Legal Proceeding

The Company is, from time to time, subject to claims and legal proceedings arising in the ordinary course of business. The Company evaluates contingencies in accordance with ASC 450, Contingencies, and recognizes a liability when a loss is probable and the amount of the loss can be reasonably estimated.

On December 20, 2023, the Company filed a complaint in the Eighth Circuit Court for Davidson County, Tennessee (Case No. 23C2957) against eight defendants relating to 15.24 million shares of the Company’s common stock issued in 2012 in connection with services to be provided by Anglo-African Mining. The arrangement was terminated prior to the performance of the contemplated services. The Company alleged that, because the services were not rendered, the shares were required to be returned to the Company and that the related share issuances should be canceled.

The Company sought a determination from the court that the defendants had no right, title, or interest in the shares and that the Company was authorized to cancel the related share issuances. The defendants were served with the complaint but did not respond.

On October 1, 2024, the Court entered an order granting the Company’s motion for default with respect to one of the defendants, resulting in the cancellation of 3.0 million shares held by that defendant. As of the date of this report, no additional claim, order, judgment, or settlement has been entered by the Court with respect to the remaining defendants.

On August 18, 2025, the Company’s Board of Directors determined that the proposed transaction pursuant to which the 15.24 million shares were issued should be canceled because the contemplated services were not rendered by the defendants.

Based on the court-ordered cancellation of the 3.0 million shares, the failure of the remaining defendants to respond to the Company’s complaint, and the Company’s interpretation of Wyoming Statute § 17-16-621, relating to the issuance of shares for services not performed, hence, the Board of Directors authorized the cancellation of all 15.24 million shares originally issued in connection with the arrangement. The canceled shares were returned to the status of authorized and unissued.

The Company intends to pursue any available legal remedies in the event any of the remaining defendants assert a claim to or otherwise challenge the Company’s cancellation of the shares. The Company believes that it has a valid basis for the cancellation of the shares; however, there can be no assurance that the Company will prevail in any future litigation or proceedings relating to the shares.

Settlement Agreement

On June 1, 2025, the Company entered into a Settlement and Release Agreement with certain parties involved in the proceeding. Under the agreement, the parties agreed to a full and final settlement and mutual release of claims arising through the date of the agreement. As part of the settlement, the Company agreed to pay $8,290.56 and issue 4,816,545 restricted shares of Common Stock. The agreement also provides for the delivery of certain historical exploration and property records.

As of December 31, 2025, management believes the matter has been resolved, subject to the Company’s remaining obligations under the settlement agreement.

Commitments and Contingencies

The Company may enter into contractual arrangements that require future payments, equity issuances or other performance obligations. The Company evaluates such arrangements to determine whether they meet the recognition and disclosure requirements under U.S. GAAP.

As of December 31, 2025, the Company’s principal commitments and contingencies consisted of the obligations arising under the Settlement and Release Agreement described above.

The Company had no other material commitments, guarantees or loss contingencies requiring recognition or disclosure in the accompanying financial statements, other than those described herein.

F-15

Note 10 — Income Taxes

The Company did not recognize a provision for, or benefit from, income taxes for the years ended December 31, 2025 and 2024.

At December 31, 2025 and 2024, the Company had deferred tax assets principally arising from net operating loss carryforwards. The deferred tax amounts were measured using the enacted U.S. federal corporate income tax rate of 21%. Based on the Company’s tax calculation, the federal net operating loss carryforward was $4,963,040 at December 31, 2025 and $1,796,446 at December 31, 2024, resulting in federal deferred tax assets of $1,042,238 and $377,254, respectively. Because management has concluded that it is more likely than not that the deferred tax assets will not be realized, the Company recorded a valuation allowance equal to 100% of its deferred tax assets at December 31, 2025 and 2024.

The Company is domiciled in Wyoming and has mineral properties in Nevada and Washington. Based on the jurisdictions identified in the financial statements, no state corporate income tax has been included in the deferred tax calculation. Accordingly, the applicable tax rate used in measuring the deferred tax assets is 21% for U.S. federal income tax.

The reconciliation of the U.S. federal statutory income tax amount to the Company’s effective income tax provision (benefit) is as follows:

	December 31, 2025	December 31, 2024
Federal statutory income tax benefit	$(664,985)	$(69,806)
State income taxes	–	–
Income tax adjustment	–	–
Expense not deductible in current period	–	–
Permanent difference	–	–
Valuation allowance	664,985	69,806
Income tax provision (benefit)	$ –	$ –

The Company’s federal net operating loss calculation and deferred tax asset calculation are as follows:

	For the Fiscal Year Ended 31-Dec-25	For the Fiscal Year Ended 31-Dec-24
Net losses before taxes	$(3,166,594)	$(332,408)
Adjustments to arrive at taxable income/loss
Permanent differences:	–	–
Temporary differences:	–	–
Taxable loss/(Income)	(3,166,594)	(332,408)

Current Year Taxable income (loss)	(3,166,594)	(332,408)
NOL carried forward prior year	(1,796,446)	(1,464,038)
NOL carried forward at period end	(4,963,040)	(1,796,446)

Deferred Tax Asset - Federal Rate (21%)	1,042,238	377,254
Total Deferred Tax Asset	1,042,238	377,254

Valuation Allowance	(1,042,238)	(377,254)
Deferred tax per books	$–	$–

F-16

Due to the changes in the Tax Reform Act of 1986 and the Tax Cut and Jobs Act of 2017, net operating loss carry forwards of Federal Income tax reporting purposes are subject to additional limitations. Should certainly changes in ownership occur, our net operating loss carry forwards may be limited to use in future years. In addition, tax rates on corporations were reduced and certain other deductions limited. These changes may affect the income tax benefit calculation and related allowance during subsequent fiscal years.

The IRS requires domestic corporations to file income tax returns for each tax year, regardless of taxable income. The Company has not filed income tax returns since inception, including the fiscal years ended December 31, 2025 and 2024, during which it incurred losses. The Company has not received any notifications from the IRS. Reported tax benefits and valuation allowances represent management’s best estimate of its tax positions and have not been reviewed by taxing authorities.

Note 11 — Stockholders’ Equity

The Company’s authorized capital consists of unlimited shares of Common Stock and 500,000,000 shares of Preferred Stock of which the Series A Preferred Stock has designated share capital of 5,000,000 shares, each with a par value of $0.0001 per share.

Each share of Series A Preferred Stock carries 20,000 votes and is convertible into 2,000 shares of Common Stock. The Series A Preferred Stock is non-redeemable and non-callable. The Company evaluated the terms and features of the Series A Preferred Stock under applicable U.S. GAAP and determined that separate derivative accounting and mezzanine or temporary equity classification were not required. Accordingly, the Series A Preferred Stock is presented within stockholders’ equity.

During 2025, the Company issued 7,466,545 shares of Common Stock to five unrelated parties for services rendered. During 2024, the Company issued 1,000,000 shares of Common Stock to two individuals for services rendered.

On August 27, 2025, following receipt of a court order in favour of the Company, the Company cancelled an aggregate of 15,240,000 shares of Common Stock. The shares had originally been issued in 2011 as a finder’s fee in connection with a transaction that was subsequently terminated. The consideration for the services to be performed had a fair value of approximately $8,493. The cancellation was reflected in stockholders’ equity in accordance with the Company’s accounting records and the applicable court order.

On February 2, 2025, the Company issued 57,000 shares of Series A Preferred Stock for services rendered. Based on an independent valuation, the fair value of these shares was determined to be $3.20 per share, resulting in aggregate compensation expense of $182,400. During March to July, the Company issued 6,269 shares of Series A Preferred Stock to investors for cash consideration of $160 per share.

During 2024, the Company issued 2,500 shares of Series A Preferred Stock to five individuals in connection with the acquisition of four additional mining claims. Based on an independent evaluation, the transaction was valued at $5,000.

As of December 31, 2025, the Company had 217,778,045 shares of Common Stock and 1,266,769 shares of Series A Preferred Stock issued and outstanding. As of December 31, 2024, the Company had 225,551,500 shares of Common Stock and 1,203,500 shares of Series A Preferred Stock issued and outstanding.

The potential common shares issuable upon conversion of the Series A Preferred Stock are considered in the Company’s diluted earnings-per-share calculation. Because the Company reported net losses for the periods presented, the potential common shares were excluded from diluted loss per share because their effect would have been antidilutive.

Note 12 — Subsequent Events

The Company evaluated events and transactions occurring after December 31, 2025 through the date the financial statements were issued for potential recognition or disclosure in accordance with ASC 855, Subsequent Events.

On January 9, 2026, the Company issued a total of 100 shares of Series A Preferred Stock to two individuals for services rendered.

On May 6, 2026, the Company issued a total of 25 shares of Series A Preferred Stock to one individual for services rendered.

On August 18, 2026, the Company paid and filed its annual maintenance fees with the Bureau of Land Management, maintaining the applicable claims in good standing. The next annual maintenance payment is due on or before September 1, 2027.

F-17

F-18

XTRA ENERGY CORPORATION

BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2026	2025
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,958	$200,221
Prepaid expenses and other assets	28,980	31,608
TOTAL CURRENT ASSETS	38,938	231,829

NON-CURRENT ASSETS
Mineral properties	202,617	202,617
Equipment	28,086	28,086
TOTAL NON-CURRENT ASSETS	230,703	230,703
TOTAL ASSETS	$269,641	$462,532
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$137,333	$106,893
Notes Payable-Related Party	519,532	452,668
TOTAL CURRENT LIABILITIES	659,049	559,561
NON-CURRENT LIABILITIES	–	–
TOTAL LIABILITIES	656,865	559,561

Stockholders’ deficit:
Preferred stock; authorized 500,000,000; 0 shares at $0.0001 par value 1,265,077 as of September 30, 2026 and 1,266,769 as of December 31, 2025	127	127
Common stock; authorized: Unlimited; 221,362,045 shares at $0.0001 par value as of and September 30, 2026 and 217,778,045 as of December 31, 2025	22,136	21,778
Additional Paid in Capital	4,843,748	4,844,106
Accumulated Deficit	(5,253,235)	(4,963,040)
Total stockholders’ deficit	(387,224)	(97,029)

Total liabilities and stockholders’ equity	$269,641	$462,532

The accompanying notes are an integral part of these unaudited financial statements

F-19

XTRA ENERGY CORPORATION

STATEMENTS OF OPERATIONS

	Three Months Ended September 30, 2026	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025
Operating Expenses:

General and Administrative	$147,564	$494,619	$263,209	$655,395
Shares based compensation	–	1,049,940	–	2,395,855
Total operating expenses	147,564	1,544,559	263,209	3,051,250

Loss from Operations	(147,564)	(1,544,559)	(263,209)	(3,051,250)

Other Income (expense)
Interest expense	(9,128)	(8,180)	(26,986)	(24,272)
Income Taxes	–	–	–	–
Total Other Expenses	(9,128)	(8,180)	(26,986)	(24,272)
Loss Before Income Taxes	(156,692)	(1,552,739)	(290,195)	(3,075,522)

Less: Provision for Income Taxes	–	–	–	–
Net loss	$(156,692)	$(1,552,739)	$(290,195)	$(3,075,522)

Basic and Dilutive Net Loss Per Share	$0.00	$0.00	$0.00	$0.00

Weighted average number of shares outstanding:
Basic and diluted	221,362,045	217,778,045	221,362,045	217,788,045

The accompanying notes are an integral part of these unaudited financial statements

F-20

XTRA ENERGY CORPORATION

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock at Par $0.0001		Common Stock at Par $0.0001		Additional Paid -in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2023	1,201,000	$120	224,551,500	$22,455	$1,280,680	$(1,464,038)	$(160,783)

Common shares for compensation	–	–	1,000,000	100	158,800	–	158,900

Preferred shares for mining claims	2,500	–	–	–	5,000	–	5,000

Net loss	–	–	–	–	–	(332,408)	(332,408)

Balance, December 31, 2024	1,203,500	$120	225,551,500	$22,555	$1,444,480	$(1,796,446)	$(329,291)

Common shares for compensation	–	–	7,466,545	747	2,212,709	–	2,213,456

Cancellation of common shares	–	–	(15,240,000)	(1,524)	1,524	–	–

Preferred shares for compensation	57,000	6	–	–	182,394	–	182,400

Preferred shares by subscription	6,269	1	–	–	1,002,999	–	1,003,000

Net loss	–	–	–	–	–	(3,166,594)	(3,166,594)

Balance, December 31, 2025	1,266,769	$127	217,778,045	$21,778	$4,844,106	$(4,963,040)	$(97,029)

	Preferred Stock at Par $0.0001		Common Stock at Par $0.0001		Additional Paid -in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2025	1,266,769	$127	217,778,045	$21,778	$4,844,106	$(4,963,040)	$(97,029)

Preferred shares for compensation	100	–	–	–	–	–	–

Net loss	–	–	–	–	–	(69,057)	(69,057)

Balance, March 31, 2026	1,266,869	$127	217,778,045	$21,778	$4,844,106	$(5,032,097)	$(166,086)

Conversion of preferred shares	(657)	–	1,314,000	131	(131)	–	–

Net loss	–	–	–	–	–	(64,446)	(64,446)

Balance, June 30, 2026	1,266,212	$127	219,092,045	$21,909	$4,843,975	$(5,096,543)	$(230,532)

Conversion of preferred shares	(1,135)	–	2,270,000	227	(227)	–	–

Net loss	–	–	–	–	–	(156,692)	(156,692)

Balance, September 30, 2026	1,265,077	$127	221,362,045	$22,136	$4,843,748	$(5,253,235)	$(387,224)

The accompanying notes are an integral part of these unaudited financial statements

F-21

XTRA ENERGY CORPORATION

STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025
OPERATING ACTIVITIES
Net Loss	$(290,195)	$(3,078,744)
Adjustment to reconcile net loss to net cash used in operating activities
Share based compensation	–	2,395,855
Changes in operating assets and liabilities:
Increase (decrease) in assets	–
Prepaid expenses and other assets	2,627	–
Accounts payable and accrued expenses	30,442	27,494
Net Cash (Used) in Operating Activities	(257,126)	(655,395)

INVESTING ACTIVITIES
Mining claim Registration/ bonding	–	(93,979)
Equipment	–	(22,032)
Net Cash used in investing activities	–	(116,011)

FINANCING ACTIVITIES
Proceeds from share subscriptions	–	1,003,000
Proceeds from notes payable	66,863	27,383
Net cash provided by financing activities	66,863	1,030,383

NET INCREASE (DECREASE) IN CASH	(190,263)	258,977

CASH AT BEGINNING OF PERIOD	200,221	3,463

Cash, end of period	$9,958	$262,440

Supplemental disclosure of cash flow information:
Cash paid during the period
Taxes	$–	$–
Interest	$–	$–

Non-cash Investing and financing activities:
Partial conversion of note payable-related party	$–	$–

The accompanying notes are an integral part of these unaudited financial statements

F-22

XTRA ENERGY CORPORATION
Notes to the Financial Statements
For the Three and Nine Months Ended September 30, 2026 and 2025

Note 1 — Nature of Business and Operations

Xtra Energy Corporation (the “Company”) was originally incorporated in Nevada under the name Turner Group, Inc. In April 1999, the Company changed its name to AutoAuction.com, Inc. In January 2005, the Company redomiciled its corporate jurisdiction from Nevada to Wyoming and subsequently changed its name to HLV Trading Corp. in March 2005. In August 2006, the Company changed its name to X-Tra Petroleum, and in November 2010 changed its name to Xtra Energy Corporation, which remains its current name.

The Company initially acquired 825 acres comprising 40 mineral claims. The Company subsequently acquired an additional 3,588 acres comprising 161 claims, bringing this claim group to 201 claims covering approximately 4,153 acres. In addition, the Company acquired 40 claims in Okanogan County, Washington and 60 claims in Lander County, Nevada.

The Company is an exploration stage company, engaged in the exploration and development of mineral properties, principally targeting antimony. Antimony is an industrial semi-metal used in, among other applications, batteries, semiconductors, flame-retardant materials, paints and enamels. More than five past-producing mines are located on the Company’s claims.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America of (“US GAAP”) as found in the Accounting Standards Codification (“ASC”), and the Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”) and are expressed in US Dollars. The financial statements should be read in conjunction with the notes contained herein as part of the Company’s Form 10 filing under the Securities Exchange Commission. The following is a summary of significant accounting policies applicable to the Company. The Company’s fiscal year ends on December 31.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of expenses during the reporting period. Significant estimates and judgments include, among other matters, stock-based compensation, valuation of financial instruments, recoverability of mineral property interests, and valuation allowances for deferred tax assets.

Management bases its estimates and assumptions on current facts, historical experience and other factors believed to be reasonable under the circumstances. Actual results could differ materially from those estimates, and revisions to estimates are recognized prospectively in the period in which the estimates are revised.

Cash and Cash Equivalents

Cash and cash equivalents include short-term, highly liquid investments, such as cash on account with commercial banks, certificates of deposit or money market funds that are readily convertible to known amounts of cash and have original maturities of 90 days or less. All cash balances are held by major banking institutions.

Mineral Properties

The Company is an exploration-stage mining company engaged in the exploration and evaluation of mineral properties and has not established any proven or probable mineral reserves or commenced commercial production.

Costs incurred to acquire mineral property interests, including mineral claims and other rights to explore for and develop mineral deposits, are capitalized when the Company obtains the applicable legal rights and the costs meet the recognition criteria under U.S. GAAP. Such costs may include direct acquisition costs, staking and filing fees, and other costs directly attributable to obtaining mineral property interests.

F-23

Exploration and evaluation expenditures incurred during the exploration stage are expensed as incurred. Such expenditures include geological and geophysical studies, sampling, drilling, assaying, exploration labour, and other costs incurred to evaluate the existence, location, quantity, grade, or economic potential of mineral deposits. Costs incurred to maintain and retain mineral properties during the exploration stage are also expensed as incurred, unless such costs qualify for capitalization under applicable U.S. GAAP.

Capitalized mineral property acquisition costs are not amortized while the properties remain in the exploration stage. The Company evaluates its capitalized mineral property interests for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Such events or circumstances may include the abandonment, expiration, or relinquishment of mineral claims; unsuccessful exploration results; significant adverse changes in the Company’s plans or ability to develop the properties; or other factors indicating that the carrying amount may not be recoverable.

When the Company determines that a mineral property has no future economic benefit, the related capitalized costs are written off in the period such determination is made. If a property advances to the development or production stage, subsequent expenditures will be accounted for in accordance with the applicable U.S. GAAP guidance for development and production-stage mining activities.

Fixed assets

Property and equipment are recorded at cost, net of accumulated depreciation and amortization. Property and equipment generally include purchases of items with a per-unit value greater than $1,000 and an estimated useful life greater than one year. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the related lease terms or their estimated useful lives.

Contingent Liabilities

The Company accounts for its contingent liabilities in accordance with ASC 450 “Contingencies”. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

With respect to legal matters, provisions are reviewed, and financial information is adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter.

Related party disclosures

Under ASC 850 “Related Party Transactions,” an entity or person is considered to be a “related party” if it has control, significant influence or is a key member of management or personnel. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The Company in accordance with the standard ASC 850 presents disclosures about related party transactions and outstanding balances with related parties. See Notes 4 and 5.

Basic and diluted earnings per share

The Company computes earnings per share in accordance with ASC 260, “Earnings Per Share.” Basic EPS is calculated by dividing the income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Instruments that could potentially dilute basic EPS in the future, such as stock options, unvested restricted shares, and convertible debt, are included in the computation of diluted EPS. However, these instruments are excluded from the calculation of diluted EPS if their effect is anti-dilutive. An instrument is considered anti-dilutive when its inclusion increases EPS or decreases the loss per share from continuing operations.

F-24

For the three months ended September 30, 2026 and 2025, potentially dilutive common stock equivalents excluded from diluted earnings (loss) per share because their effect was anti-dilutive were as follows.

Potential Common Shares	September 30, 2026	September 30, 2025
Convertible notes, including interest	36,976,542	36,383,792
Convertible preferred shares	2,532,538,000	2,406,000,000
Total possible dilutive shares	2,569,514,542	2,442,383,742

Foreign Currency

The Company’s functional and reporting currency is the U.S. dollar. Transactions denominated in currencies other than the U.S. dollar are remeasured into U.S. dollars in accordance with ASC 830, Foreign Currency Matters. Monetary assets and liabilities denominated in foreign currencies are remeasured using exchange rates in effect at the balance sheet date and resulting transaction gains and losses are recognized in the statements of operations.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The core principle of ASC 606 is that revenue is recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

The Company applies the following five-step model in determining revenue recognition:

1.	Identify the contract with a customer;
2.	Identify the performance obligations in the contract;
3.	Determine the transaction price;
4.	Allocate the transaction price to the performance obligations; and
5.	Recognize revenue when, or as, the Company satisfies a performance obligation.

The transaction price represents the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to a customer. The transaction price may include fixed consideration, variable consideration, or both. When determining the transaction price, the Company considers, as applicable, variable consideration, constraints on variable consideration, significant financing components, noncash consideration, and consideration payable to a customer.

Mineral and Antimony Sales

When the Company commences commercial production and enters into contracts with customers for the sale of antimony or other mineral products, revenue will be recognized when control of the products transfers to the customer in accordance with the applicable contractual terms.

The transfer of control will generally occur upon delivery of the mineral products to the customer or other point specified in the contract when the customer obtains the ability to direct the use of and obtain substantially all of the remaining benefits from the products.

The Company will consider the specific terms of each sales arrangement in determining the appropriate point of revenue recognition, including delivery terms, acceptance provisions, rights of return, pricing provisions, and other contractual terms.

F-25

Variable Consideration

Where consideration is subject to variability, including adjustments based on the quantity, quality, grade, assay results, or other characteristics of mineral products, the Company will estimate variable consideration in accordance with ASC 606 and include amounts in the transaction price only to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty is subsequently resolved.

Royalties, Streaming and Other Mineral-Related Arrangements

If the Company enters into royalty, streaming, offtake, joint marketing, processing, or other arrangements involving mineral properties or mineral products, the Company will evaluate each arrangement to determine whether it represents a contract with a customer within the scope of ASC 606 or is subject to other applicable U.S. GAAP guidance. Revenue will be recognized based on the applicable accounting guidance and the specific contractual terms of the arrangement.

Contract Balances

Amounts received from customers before the Company satisfies the related performance obligations will be recorded as contract liabilities or deferred revenue, as applicable. Amounts for which the Company has an unconditional right to consideration will be recorded as accounts receivable.

The Company had no revenue from contracts with customers during the three months ended September 30, 2026 and 2025.

Income Taxes

The Company accounts for income taxes using the asset-and-liability method in accordance with ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as for net operating loss and tax credit carry forwards.

Deferred tax assets are reduced by a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which the temporary differences are expected to be recovered or settled. The effects of changes in tax rates are recognized in income in the period in which the change in tax law is enacted.

The Company recognizes the financial statement benefit of an uncertain tax position only when it is more likely than not that the position will be sustained upon examination, based on the technical merits of the position. The amount of tax benefit recognized is measured as the largest amount of benefit that is greater than 50% likely to be realized upon ultimate settlement.

The Company recognizes interest and penalties related to uncertain tax positions, if applicable, as a component of income tax expense.

Stock-Based Compensation

The Company accounts for share-based payments in accordance with ASC 718, Compensation—Stock Compensation. Equity-classified awards are measured at fair value on the grant date and recognized as compensation cost over the requisite service period. The fair value of stock options, when applicable, is estimated using an appropriate option-pricing model, such as the Black-Scholes model. Awards of common stock are measured using the fair value of the Company’s common stock on the applicable measurement date. Awards involving preferred stock are measured in accordance with the applicable U.S. GAAP measurement guidance based on the facts and circumstances of the award. When observable market prices are not available, the Company may use an independent valuation or other appropriate valuation technique to estimate fair value.

F-26

Fair value of financial instruments

In accordance with ASC 820, Fair Value Measurement, the Company categorizes financial instruments in a ‘fair value hierarchy’. The hierarchy categorizes the inputs used in valuation techniques into three levels. The hierarchy gives the highest priority to (unadjusted) quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The following are the three categories related to the fair value measurement of such assets or liabilities:

Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date, it holds a position in a single asset or liability and the asset or liability is traded in an active market.

Level 2 inputs are inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Inputs are derived principally from or corroborated by observable market data by correlation or other means (‘market-corroborated inputs’).

Level 3 inputs are unobservable for the asset or liability. An entity develops unobservable inputs using the best information available in the circumstances, which might include the entity’s own data, taking into account all information about market participant assumptions that is reasonably available.

The classification of a fair value measurement within the hierarchy is based on the lowest-level input that is significant to the fair value measurement.

The carrying amounts of the Company’s financial instruments, including cash, accounts payable, accrued interest, and notes payable, approximate their fair values due primarily to the short-term nature or other applicable terms of these instruments. As of September 30, 2026, and 2025, the Company had no assets or liabilities that were required to be measured at fair value on a recurring basis. Accordingly, there were no assets or liabilities classified within Level 1, Level 2, or Level 3 of the fair value hierarchy as of September 30, 2026, or 2025.

Convertible Financial Instruments and Derivative Features

The Company evaluates the terms of its convertible financial instruments to determine whether embedded features require separate accounting as derivative instruments under ASC 815, Derivatives and Hedging. An embedded feature is bifurcated from its host contract when the applicable criteria for derivative accounting are met, and the feature does not qualify for an available scope exception.

The Company evaluates conversion features to determine whether they meet the definition of a derivative and whether they qualify for the applicable scope exception for contracts in the Company’s own equity under ASC 815-40.

Based on the Company’s evaluation of its convertible financial instruments, the embedded conversion features did not require separate accounting as derivative liabilities as of September 30, 2026, and 2025. Accordingly, no derivative liabilities were recognized in the accompanying financial statements.

When an embedded feature is required to be accounted for separately as a derivative, the derivative is initially measured at fair value and subsequently remeasured at fair value at each reporting date, with changes in fair value recognized in earnings unless otherwise required by U.S. GAAP.

Recently Adopted Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Expense Disaggregation Disclosures (Subtopic 220-40) - Companies must break out major expense categories (e.g., labour, depreciation) in the notes to financial statements aimed at improving transparency. Effective for annual periods after Dec 15, 2026 (early adoption allowed). This is applicable to the Company but it’s not yet effective and the Company has not elected early adoption and currently evaluating the impact.

F-27

Business segments

The Company uses the “management approach” to identify its reportable segments. The management approach designates the internal organization used by management for making operating decisions and assessing performance as the basis for identifying the Company’s reportable segments. Using the management approach, the Company determined that it has one operating segment.

Subsequent Events

The Company follows the guidance in ASC 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Note 3 — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the continuity of operations, realization of assets and settlement of liabilities in the normal course of business.

As reflected in the financial statements, the Company had an accumulated deficit of $5,253,235 as of September 30, 2026 and $3,010,108 as of September 30, 2025. The Company incurred net losses of $156,692 and $1,552,739 for the three months ended September 30, 2026 and 2025, respectively. Net cash used in operating activities was $257,126 for the nine months ended September 30, 2026 and $655,395 for the nine months ended September 30, 2025. The Company has not generated revenue. In addition, as of September 30, 2026, the Company had current liabilities of $656,865 compared with current assets of $39,938 and a working capital deficit of $616,927. These conditions, along with the Company’s recurring losses, accumulated deficit, negative operating cash flows, and lack of revenue, raise substantial doubt about the Company’s ability to continue as a going concern.

Management intends to continue implementing the Company’s business plan and to seek additional capital through private or public equity offerings, debt financing, or a combination thereof. The Company’s ability to continue as a going concern is dependent on its ability to obtain adequate financing and, ultimately, to generate sufficient cash flows from operations. Management’s plans are intended to provide the Company with sufficient liquidity to fund its operations and pursue its exploration activities; however, there can be no assurance that the Company will be successful in obtaining additional financing or generating sufficient cash flows from operations. There can be no assurance that additional financing will be available on acceptable terms, or at all.

As a result, management has concluded that its plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date the financial statements are issued.

The financial statements do not include adjustments to the recoverability or classification of recorded assets or to the amounts or classification of liabilities that might be necessary if the Company is unable to continue as a going concern.

Note 4 — Notes Payable and Accrued Interest – Related Party

The Company has entered convertible promissory notes with Shayla Investments LLC, a related party. The notes bear interest at 8% per annum, are unsecured, and provide the holder with the option to convert outstanding principal and accrued interest into shares of the Company’s common stock at the applicable conversion price specified in each note.

The notes generally limit conversions to 4.99% of the Company’s issued and outstanding common stock per issuance. The notes also contain customary provisions relating to events of default, acceleration, prepayment and anti-dilution.

F-28

The following table summarizes the Company’s related-party convertible promissory notes as of September 30, 2026, and 2025:

Note Holder	Issuance Date	Maturity Date	Status at 12/31/2025	Conversion Price	12/31/2024 Principal	12/31/2024 Accrued Interest	12/31/2025 Principal	12/31/2025 Accrued Interest	09/30/2026 Principal	09/30/2026 Accrued Interest
Shayla Investments LLC	31-Dec-17	31-Dec-23	In default	$0.005	$80,762	$45,268	$80,762	$51,729	$80,762	$4,815
Shayla Investments LLC	31-Dec-21	31-Dec-23	In default	$0.005	8,242	1,979	8,242	2,639	8,242	491
Shayla Investments LLC	31-Dec-22	31-Dec-23	In default	$0.08	64,665	10,346	64,665	15,520	64,665	3,855
Shayla Investments LLC	31-Dec-23	31-Dec-24	In default	$0.08	46,867	3,751	46,867	7,459	46,867	2,794
Shayla Investments LLC	31-Dec-24	31-Dec-25	In default	$0.08	205,113	–	205,113	16,409	205,113	12,228
Shayla Investments LLC	31-Dec-25	31-Dec-26	Active	$0.08	–	–	47,020	–	47,020	2,803
Shayla Investments LLC	30-Sep-26	30-Sep-27	Active	$0.08	–	–	–	–	27,383	–
Total					$405,249	$61,344	$452,668	93,756	480,051	$26,986

The notes issued in 2017, 2021 and 2022 each matured on December 31, 2023, and remain outstanding. The 2017 and 2021 notes are convertible at $0.005 per share, while the 2022 note is convertible at $0.08 per share.

On December 31, 2023, the Company issued a new convertible promissory note to Shayla Investments LLC in the principal amount of $46,867. The note bears interest at 8%, is convertible into common stock at $0.08 per share, and matures on December 31, 2024.

On December 31, 2024, the Company issued a new convertible promissory note to Shayla Investments LLC in the principal amount of $205,113. The note bears interest at 8%, is convertible into common stock at $0.08 per share, and matures on September 30, 2026.

On September 30, 2026, the Company issued a new convertible promissory note to Shayla Investments LLC in the principal amount of $47,020. The note bears interest at 8%, is convertible into common stock at $0.08 per share, and matures on December 31, 2026.

The notes provide that, upon an event of default, the lender may declare the outstanding principal, accrued interest and other amounts immediately due and payable. The notes are unsecured and do not bear a separate default interest rate.

Shayla Investments LLC is considered a related party because Mac Shahsavar is the Managing Member of Shayla Investments LLC and is also the Company’s Chairman and Chief Executive Officer.

As of September 30, 2026 and 2025, the Company had related-party notes payable of $519,532 and $436,095, respectively, and accrued interest of $120,842 and $85,803, respectively.

Note 5 — Related Party Transactions

The Company’s Chairman and Chief Executive Officer has provided funding to support the Company’s ongoing operations through Shayla Investments LLC, a limited liability company owned by the Chairman and Chief Executive Officer. Amounts advanced are related-party transactions and may be settled in cash or, where permitted by the applicable agreement and U.S. GAAP, through the issuance of the Company’s capital stock. Expenses incurred on behalf of the Company in the ordinary course of Company business are eligible for reimbursement.

As of September 30, 2026, the Company had no compensation agreements or arrangements with its directors or officers other than transactions otherwise disclosed in these financial statements. For additional information regarding the Company’s related-party notes payable and accrued interest, see Note 4 — Notes Payable and Accrued Interest — Related Party.

F-29

Note 6 — Mineral Properties and Exploration Activities

The Company is an exploration-stage mining company focused on the exploration and development of mineral properties, including properties projective for antimony. The Company has not commenced commercial production and, accordingly, has not generated revenue from the sale of minerals.

Mineral Properties

Mineral property costs consist primarily of costs incurred to acquire and maintain mineral claims and other mineral property interests. The Company capitalizes acquisition costs of mineral properties when the applicable criteria for capitalization under U.S. GAAP are met. Exploration and evaluation expenditures incurred prior to establishing the technical feasibility and commercial viability of mineral properties are expensed as incurred unless such costs qualify for capitalization under applicable U.S. GAAP.

The Company’s mineral properties primarily relate to the American Antimony Project, Stibium Creek Property and Crystalite Project. Mineral property costs consist primarily of costs incurred to acquire and maintain mineral claims and other mineral property interests.

During 2024, the Company had 79 American Antimony Project claims at the beginning of the year, acquired 124 additional claims, and wrote off or disposed of two claims, resulting in 201 claims at December 31, 2024. Additions to mineral properties during 2024 were $52,702, primarily related to the acquisition and maintenance of additional American Antimony Project claims.

The Company recognized a $1,092 write-off related to two mining claims that were no longer active. The Company did not hold any Stibium Creek Property or Crystalite Project claims during 2024. Accordingly, the carrying amount of mineral properties was $137,302 at December 31, 2024, compared with $85,692 at December 31, 2023.

During 2025, the Company had 201 American Antimony Project claims at the beginning of the year and ended the year with 201 claims. The Company acquired 60 Stibium Creek Property claims and 97 Crystalite Project claims during 2025 and subsequently wrote off 57 Crystalite Project claims, resulting in 60 Stibium Creek Property claims and 40 Crystalite Project claims at September 30, 2026. The Company incurred $93,979 of additions to mineral properties during 2025, consisting of $11,223 related to the American Antimony Project, $33,977 related to the Stibium Creek Property and $48,779 related to the Crystalite Project. The Company recognized an impairment/write-off of $28,664 related to the 57 Crystalite Project claims during 2025. Accordingly, the carrying amount of mineral properties was $202,617 at September 30, 2026, compared with $137,302 at December 31, 2024.

Property	Location	No. of Claims	Approx. Acreage	Nature of Interest	Principal Mineral	Claim Status / Maintenance	September 30, 2026	December 31, 2025
American Antimony Project	Nevada	201	4,153	Mining claims	Antimony	Active / current	201 Claims / 4153 acres	201 Claims / 4153 acres
Stibium Creek	Nevada	60	1,240	Mining claims	Antimony	Active / current	60 Claims / 1240 acres
Crystalite	Washington	40	826	Mining claims	Antimony	Active / current	40 Claims / 826 acres
Total		301	6,219				301 Claims / 6219 acres	201 Claims / 4153 acres

The following table summarizes the Company’s mineral property activity for the three months ended September 30, 2026, and December 31, 2025:

Mineral Properties	September 30, 2026	December 31, 2025
Beginning balance	$202,617	$137,302
Additions	–	93,979
Impairment / write-off	–	-28,664
Ending balance	$202,617	$202,617

F-30

Exploration Activities

The Company is currently in the exploration stage and has not established the commercial viability of its mineral properties. Exploration and evaluation activities are undertaken to assess the mineral potential and economic viability of the Company’s properties. Costs associated with exploration activities that do not meet the criteria for capitalization are expensed as incurred.

The Company expects to incur additional exploration and evaluation expenditures as it continues to assess its mineral properties. There can be no assurance that the Company’s exploration activities will result in the discovery of commercially viable mineral deposits or that the Company’s mineral properties will ultimately be developed into producing properties.

Impairment and Write-off of Mineral Properties

The Company evaluates its mineral properties for impairment when events or changes in circumstances indicate that the carrying amount of a mineral property may not be recoverable. When the carrying amount of a mineral property is determined to be impaired, the Company recognizes an impairment loss in accordance with applicable U.S. GAAP.

During 2025, the Company recognized an impairment/write-off of $28,664 related to 57 claims associated with the Crystalite Project. During 2024, the Company recognized a $1,092 write-off related to two mining claims associated with the American Antimony Project that were no longer active.

As a result of these impairment and write-off activities, the carrying amount of mineral properties was $202,617 and $137,302 as of December 31, 2025, and 2024, respectively.

Note 7 — Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts payable, accrued liabilities, notes payable and accrued interest. The carrying amounts of cash, accounts payable and accrued liabilities approximate their fair values due to the short-term nature of these instruments. The Company’s related-party notes payable are carried at their principal amounts, together with accrued interest, in accordance with the applicable U.S. GAAP guidance. The Company has not elected to measure these instruments at fair value. The Company evaluates the fair value of financial instruments in accordance with ASC 820, Fair Value Measurement, and ASC 825, Financial Instruments. There were no financial instruments measured at fair value on a recurring basis as of September 30, 2026 and 2025.

Note 8 — Earnings Per Share

Basic earnings per share (“EPS”) is calculated by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS is calculated using the weighted-average number of common shares outstanding and, when applicable, the dilutive effect of potentially issuable common shares. Because the Company reported net losses for the three months ended September 30, 2026, and 2025, potentially dilutive securities were excluded from the calculation of diluted EPS because their inclusion would have been antidilutive.

The following table presents the calculation of basic and diluted loss per share for the three months ended September 30, 2026, and 2025:

Earnings Per Share	September 30, 2026	September 30, 2025
Net loss attributable to common stockholders	$156,692	$1,552,739
Weighted-average number of common shares outstanding – basic	224,256,070	224,256,070
Basic loss per share	$0.00	$0.00
Effect of potentially dilutive securities	–	–
Weighted-average number of common shares outstanding – diluted	224,256,070	224,256,070
Diluted loss per share	$0.00	$0.00

Potentially dilutive securities excluded from diluted EPS include shares issuable upon conversion of the Company’s convertible notes and Series A Preferred Stock. Because the Company reported a net loss for each period presented, the inclusion of these potentially dilutive securities would have been antidilutive.

F-31

Note 9 — Commitments and Contingencies

Legal Proceeding

The Company is, from time to time, subject to claims and legal proceedings arising in the ordinary course of business. The Company evaluates contingencies in accordance with ASC 450, Contingencies, and recognizes a liability when a loss is probable and the amount of the loss can be reasonably estimated.

On December 20, 2023, the Company filed a complaint in the Eighth Circuit Court for Davidson County, Tennessee (Case No. 23C2957) against eight defendants relating to 15.24 million shares of the Company’s common stock issued in 2012 in connection with services to be provided by Anglo-African Mining. The arrangement was terminated prior to the performance of the contemplated services. The Company alleged that, because the services were not rendered, the shares were required to be returned to the Company and that the related share issuances should be canceled.

The Company sought a determination from the court that the defendants had no right, title, or interest in the shares and that the Company was authorized to cancel the related share issuances. The defendants were served with the complaint but did not respond.

On October 1, 2024, the Court entered an order granting the Company’s motion for default with respect to one of the defendants, resulting in the cancellation of 3.0 million shares held by that defendant. As of the date of this report, no additional claim, order, judgment, or settlement has been entered by the Court with respect to the remaining defendants.

On August 18, 2025, the Company’s Board of Directors determined that the proposed transaction pursuant to which the 15.24 million shares were issued should be canceled because the contemplated services were not rendered by the defendants. Based on the court-ordered cancellation of the 3.0 million shares, the failure of the remaining defendants to respond to the Company’s complaint, and the Company’s interpretation of Wyoming Statute § 17-16-621, relating to the issuance of shares for services not performed, hence, the Board of Directors authorized the cancellation of all 15.24 million shares originally issued in connection with the arrangement. The canceled shares were returned to the status of authorized and unissued.

The Company intends to pursue any available legal remedies in the event any of the remaining defendants assert a claim to or otherwise challenge the Company’s cancellation of the shares. The Company believes that it has a valid basis for the cancellation of the shares; however, there can be no assurance that the Company will prevail in any future litigation or proceedings relating to the shares.

Settlement Agreement

On June 1, 2025, the Company entered into a Settlement and Release Agreement with certain parties involved in the proceeding. Under the agreement, the parties agreed to a full and final settlement and mutual release of claims arising through the date of the agreement. As part of the settlement, the Company agreed to pay $8,290.56 and issue 4,816,545 restricted shares of Common Stock. The agreement also provides for the delivery of certain historical exploration and property records.

As of September 30, 2026, management believes the matter has been resolved, subject to the Company’s remaining obligations under the settlement agreement.

Commitments and Contingencies

The Company may enter into contractual arrangements that require future payments, equity issuances or other performance obligations. The Company evaluates such arrangements to determine whether they meet the recognition and disclosure requirements under U.S. GAAP.

As of September 30, 2026, the Company’s principal commitments and contingencies consisted of the obligations arising under the Settlement and Release Agreement described above.

The Company had no other material commitments, guarantees or loss contingencies requiring recognition or disclosure in the accompanying financial statements, other than those described herein.

F-32

Note 10 — Stockholders’ Equity

The Company’s authorized capital consists of unlimited shares of Common Stock and 500,000,000 shares of Preferred Stock of which the Series A Preferred Stock has designated share capital of 5,000,000 shares, each with a par value of $0.0001 per share.

Each share of Series A Preferred Stock carries 20,000 votes and is convertible into 2,000 shares of Common Stock. The Series A Preferred Stock is non-redeemable and non-callable. The Company evaluated the terms and features of the Series A Preferred Stock under applicable U.S. GAAP and determined that separate derivative accounting and mezzanine or temporary equity classification were not required. Accordingly, the Series A Preferred Stock is presented within stockholders’ equity.

During 2025, the Company issued 7,466,545 shares of Common Stock to five unrelated parties for services rendered. During 2024, the Company issued 1,000,000 shares of Common Stock to two individuals for services rendered.

On August 27, 2025, following receipt of a court order in favour of the Company, the Company cancelled an aggregate of 15,240,000 shares of Common Stock. The shares had originally been issued in 2011 as a finder’s fee in connection with a transaction that was subsequently terminated. The consideration for the services to be performed had a fair value of approximately $8,493. The cancellation was reflected in stockholders’ equity in accordance with the Company’s accounting records and the applicable court order.

On February 2, 2025, the Company issued 57,000 shares of Series A Preferred Stock for services rendered. Based on an independent valuation, the fair value of these shares was determined to be $3.20 per share, resulting in aggregate compensation expense of $182,400. During March to July, the Company issued 6,269 shares of Series A Preferred Stock to investors for cash consideration of $160 per share.

During 2024, the Company issued 2,500 shares of Series A Preferred Stock to five individuals in connection with the acquisition of four additional mining claims. Based on an independent evaluation, the transaction was valued at $5,000.

As of September 30, 2026, the Company had 221.362,045 shares of Common Stock and 1,265,077 shares of Series A Preferred Stock issued and outstanding. As of December 31, 2024, the Company had 225,551,500 shares of Common Stock and 1,203,500 shares of Series A Preferred Stock issued and outstanding.

The potential common shares issuable upon conversion of the Series A Preferred Stock are considered in the Company’s diluted earnings-per-share calculation. Because the Company reported net losses for the periods presented, the potential common shares were excluded from diluted loss per share because their effect would have been antidilutive.

Note 11 — Subsequent Events

The Company evaluated events and transactions occurring after September 30, 2026 through the date the financial statements were issued for potential recognition or disclosure in accordance with ASC 855, Subsequent Events and determined there were no subsequent events to disclose.

F-33

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a)       Financial Statements:

All financial statements as set forth under Item 13 of this Form 10.

(b)       Exhibits:

Exhibit Number:	Description of Exhibit:
3.1	Articles of Incorporation dated December 01, 2017
3.2	Bylaws
3.3	Certificate of Designation for Series A Preferred Stock
4.1	Form of Subscription Agreement
10.1	Service Agreement dated April 12, 2022
10.2	Property Purchase Agreement dated May 15, 2024
21.1	List of Subsidiaries

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Xtra Energy Corporation

Date: November 6, 2026	By:	/s/ Mahmood (Mac) J Shahsavar
Mahmood (Mac) J Shahsavar
Chief Executive Officer and Chief Financial Officer (Principal Executive, Principal Financial and Accounting Officer)

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